                                                                   EXHIBIT 10.3





                  STOCK AND ASSET PURCHASE AND SALE AGREEMENT

                                     AMONG

                               TEREX CORPORATION,

                             CMH ACQUISITION CORP.,

                      CMH ACQUISITION INTERNATIONAL CORP.,

                  CLARK MATERIAL HANDLING INTERNATIONAL, INC.

                                      AND

                        CLARK MATERIAL HANDLING COMPANY

                                   as Sellers

                                      AND

                          CMHC ACQUISITION CORPORATION

                                    as Buyer

                          Dated as of November 9, 1996

                               TABLE OF CONTENTS

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                                   ARTICLE 1

                    SALE AND PURCHASE OF SHARES AND ASSETS
       1.1    Sale and Purchase of Clark Germany Shares . . . . . . . . .    2
       1.2    Sale and Purchase of CMH Acquisition Shares . . . . . . . .    2
       1.3    Sale and Purchase of CMHC Assets  . . . . . . . . . . . . .    2
       1.4    Sale and Purchase of Clark Korea Shares . . . . . . . . . .    5

                                   ARTICLE 2

                                PURCHASE PRICE
       2.1    The Purchase Price  . . . . . . . . . . . . . . . . . . . .    5
       2.2    Payment of Purchase Price.  . . . . . . . . . . . . . . . .    5
       2.3    Purchase Price Adjustment . . . . . . . . . . . . . . . . .    5

                                   ARTICLE 3

                                    CLOSING
       3.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . .    7

                                   ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF SELLERS AND TEREX
       4.1    Organization  . . . . . . . . . . . . . . . . . . . . . . .    8
       4.2    Authorization . . . . . . . . . . . . . . . . . . . . . . .    8
       4.3    Corporate Records . . . . . . . . . . . . . . . . . . . . .    8
       4.4    Consents of Third Parties . . . . . . . . . . . . . . . . .    8
       4.5    Capitalization  . . . . . . . . . . . . . . . . . . . . . .    9
       4.6    Ownership of Shares . . . . . . . . . . . . . . . . . . . .    9
       4.7    Title to CMHC Assets  . . . . . . . . . . . . . . . . . . .   10
       4.8    Financial Statements  . . . . . . . . . . . . . . . . . . .   10
       4.9    Absence of Certain Changes  . . . . . . . . . . . . . . . .   11
       4.10   Liabilities . . . . . . . . . . . . . . . . . . . . . . . .   12
       4.11   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       4.12   Material Contracts, etc.  . . . . . . . . . . . . . . . . .   13
       4.13   Absence of Defaults . . . . . . . . . . . . . . . . . . . .   14
       4.14   Personnel and Employee Benefits . . . . . . . . . . . . . .   14
       4.15   Litigation; Compliance with Laws  . . . . . . . . . . . . .   16
       4.16   Properties  . . . . . . . . . . . . . . . . . . . . . . . .   17
       4.17   [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . .   17
       4.18   Patents and Trademarks  . . . . . . . . . . . . . . . . . .   18
       4.19   Environmental Matters . . . . . . . . . . . . . . . . . . .   18
       4.20   Conflicts of Interest . . . . . . . . . . . . . . . . . . .   20
       4.21   Accounts Receivable; Inventory; Backlog . . . . . . . . . .   21
       4.22   Brokers and Finders . . . . . . . . . . . . . . . . . . . .   21
       4.23   Misleading Statements . . . . . . . . . . . . . . . . . . .   22
       4.24   Products Liability  . . . . . . . . . . . . . . . . . . . .   22
       4.25   Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   22
       4.26   Obligations to Register . . . . . . . . . . . . . . . . . .   23
       4.27   Renewal of Representations at Closing . . . . . . . . . . .   23





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       4.28   Compliance with Covenants Prior to Closing  . . . . . . . .   23
       4.29   Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . .   23

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER
       5.1    Organization  . . . . . . . . . . . . . . . . . . . . . . .   23
       5.2    Authorization . . . . . . . . . . . . . . . . . . . . . . .   24
       5.3    Consents of Third Parties . . . . . . . . . . . . . . . . .   24
       5.4    Litigation  . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.5    Investment  . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.6    Brokers or Finders  . . . . . . . . . . . . . . . . . . . .   24

                                   ARTICLE 6

                       FURTHER AGREEMENTS OF THE PARTIES
       6.1    Conduct of the Business Pending Closing . . . . . . . . . .   25
       6.2    Access  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
       6.3    Commercially Reasonable Efforts; Other Actions  . . . . . .   26
       6.4    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   27
       6.5    Publicity . . . . . . . . . . . . . . . . . . . . . . . . .   27
       6.6    Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . .   27
       6.7    Preservation of Records . . . . . . . . . . . . . . . . . .   27
       6.8    Certain Excluded Obligations  . . . . . . . . . . . . . . .   28
       6.9    Confidentiality . . . . . . . . . . . . . . . . . . . . . .   28
       6.10   Continuing Insurance Coverage . . . . . . . . . . . . . . .   28
       6.11   CMHC Cash and Intercompany Accounts at Closing  . . . . . .   30
       6.12   Drexel Note . . . . . . . . . . . . . . . . . . . . . . . .   31
       6.13   Employment and Employee Benefit Issues  . . . . . . . . . .   31
       6.14   Change of Name  . . . . . . . . . . . . . . . . . . . . . .   32
       6.15   Covenant Not to Compete . . . . . . . . . . . . . . . . . .   33
       6.16   Financial Information . . . . . . . . . . . . . . . . . . .   33
       6.17   Tax Assessments . . . . . . . . . . . . . . . . . . . . . .   33
       6.18   Transfer of Clarklift Washington Shares . . . . . . . . . .   33
       6.19   Consent to Assignment of Agreements . . . . . . . . . . . .   34
       6.20   Guaranties, Letters of Credit, Etc  . . . . . . . . . . . .   34
       6.21   Buyer's Financing . . . . . . . . . . . . . . . . . . . . .   35
       6.22   Inspections . . . . . . . . . . . . . . . . . . . . . . . .   37
       6.23   Korean Fines and Penalties  . . . . . . . . . . . . . . . .   37
       6.24   Retrospective Premiums  . . . . . . . . . . . . . . . . . .   37
       6.25   Undertaking . . . . . . . . . . . . . . . . . . . . . . . .   37

                                   ARTICLE 7

                            CONDITIONS OF CLOSING;
                        DOCUMENTS DELIVERED AT CLOSING
       7.1    Condition Precedent to Obligations of Buyer . . . . . . . .   38
       7.2    Conditions Precedent to Obligations of Sellers  . . . . . .   38
       7.3    Documents to be Delivered at Closing  . . . . . . . . . . .   39
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                                   ARTICLE 8

                         TERMINATION AND OTHER MATTERS
       8.1    Termination by Mutual Consent . . . . . . . . . . . . . . .   40
       8.2    Termination Either by Sellers and Terex or by Buyer . . . .   40
       8.3    Termination by Sellers and Terex  . . . . . . . . . . . . .   41
       8.4    Termination by Buyer  . . . . . . . . . . . . . . . . . . .   41
       8.5    Effect of Termination . . . . . . . . . . . . . . . . . . .   41
       8.6    Standstill Agreement  . . . . . . . . . . . . . . . . . . .   41

                                   ARTICLE 9

                           SURVIVAL; INDEMNIFICATION
       9.1    Survival  . . . . . . . . . . . . . . . . . . . . . . . . .   42
       9.2    Indemnification . . . . . . . . . . . . . . . . . . . . . .   42

                                  ARTICLE 10

                                  TAX MATTERS
       10.1   Tax Returns . . . . . . . . . . . . . . . . . . . . . . . .   47
       10.2   Liability for Taxes . . . . . . . . . . . . . . . . . . . .   50
       10.3   Certain Tax Payment Responsibility  . . . . . . . . . . . .   50
       10.4   Tax Contests  . . . . . . . . . . . . . . . . . . . . . . .   51
       10.5   Refunds, Tax Credits  . . . . . . . . . . . . . . . . . . .   52
       10.6   Cooperation . . . . . . . . . . . . . . . . . . . . . . . .   53
       10.7   Indemnification for Post-Closing Transactions . . . . . . .   53

                                  ARTICLE 11

                                 MISCELLANEOUS
       11.1   Transfer of Assets and Liabilities to Terex . . . . . . . .   53
       11.2   Entire Agreement  . . . . . . . . . . . . . . . . . . . . .   53
       11.4   Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . .   54
       11.5   Schedules; Tables of Contents and Headings  . . . . . . . .   54
       11.6   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   54
       11.7   Severability  . . . . . . . . . . . . . . . . . . . . . . .   55
       11.8   Extension; Waiver . . . . . . . . . . . . . . . . . . . . .   55
       11.9   Assignment; Binding Effect; Benefit . . . . . . . . . . . .   56
       11.10  Interpretation  . . . . . . . . . . . . . . . . . . . . . .   56
       11.11  Amendment . . . . . . . . . . . . . . . . . . . . . . . . .   56
       11.12  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   56





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
                  STOCK AND ASSET PURCHASE AND SALE AGREEMENT


          STOCK AND ASSET PURCHASE AND SALE AGREEMENT, dated as of November 9, 1996, among TEREX CORPORATION, a Delaware corporation ("Terex"), CMH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Terex ("CMH Acquisition"), CMH ACQUISITION INTERNATIONAL CORP., a Delaware corporation and a wholly owned subsidiary of Terex ("CMH International"), CLARK MATERIAL HANDLING COMPANY, a Kentucky corporation and a wholly owned subsidiary of CMH Acquisition ("CMHC"), CLARK MATERIAL HANDLING INTERNATIONAL, INC., a Michigan corporation and a wholly owned subsidiary of CMH Acquisition ("Clark Michigan"; CMH Acquisition, CMH International, CMHC and Clark Michigan collectively, "Sellers" and individually, a "Seller"), and CMHC ACQUISITION CORPORATION, a Delaware corporation ("Buyer").


                                   RECITALS

          WHEREAS, CMH International wishes to sell to Buyer, and Buyer wishes to purchase from CMH International, the shares (the "Clark Germany Shares") of Clark Material Handling GmbH, an entity organized under the laws of Germany ("Clark Germany"), owned by CMH International;

          WHEREAS, Clark Michigan wishes to sell to Buyer, and Buyer wishes to purchase from Clark Michigan, its sole asset, all of the shares (the "Clark Korea Shares") of capital stock of Clark Forklift Korea, Inc., an entity organized under the laws of South Korea ("Clark Korea");

          WHEREAS, CMH Acquisition wishes to sell to Buyer and Buyer wishes to purchase from CMH Acquisition, (a) the shares of capital stock of Clark Material Handling of Canada, Ltd., a Canadian corporation ("Clark Canada"), owned by it (the "Clark Canada Shares") and (b) the Clark Germany Shares owned by it (Clark Canada, Clark Germany and Clark Korea are referred to individually as a "Company" and together as the "Companies"); and

          WHEREAS, CMHC wishes to sell to Buyer and Buyer wishes to purchase from CMHC, all of the assets and business of CMHC, subject to liabilities as provided for herein.

          NOW, THEREFORE, in consideration of the foregoing, of the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                    SALE AND PURCHASE OF SHARES AND ASSETS

     1.1 Sale and Purchase of Clark Germany Shares. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3.1 (the "Closing"), CMH International shall sell, assign and transfer to Buyer, and Buyer shall purchase from CMH International, the Clark Germany Shares owned by CMH International for the consideration specified in Section 2.1.

     1.2 Sale and Purchase of CMH Acquisition Shares. Subject to the terms and conditions of this Agreement, at the Closing, CMH Acquisition shall sell, assign and transfer to Buyer, and Buyer shall purchase from CMH Acquisition, the Clark Canada Shares and the Clark Germany Shares, owned by CMH Acquisition (collectively, the "CMH Acquisition Shares"; together with the Clark Germany Shares owned by CMH International and the Clark Korea Shares owned by Clark Michigan, the "Shares") for the consideration specified in Section 2.1.

     1.3 Sale and Purchase of CMHC Assets. (a) Subject to the terms and conditions of this Agreement, at the Closing, CMHC shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from CMHC, for the consideration specified in Section 2.1, all of CMHC's right, title and interest in and to the assets and business of CMHC, as the same may exist on the Closing Date (as defined in Section 3.1), whether tangible or intangible (collectively, the "CMHC Assets"), including, without limitation, all of CMHC's right, title and interest in and to the following, as the same may exist on the Closing Date:

               (i) all machinery, equipment, tooling, parts, dies, vehicles, office furniture, tools and other tangible property;

               (ii) all finished goods, raw materials, work-in-process, component parts, inventories (including inventories held by customers on a consignment basis) and supplies;

               (iii)   all accounts and notes receivable;

               (iv) all Intellectual Property Rights and Patent Rights (each capitalized term as defined in Section 4.18), including all of CMHC's right, title and interest to the name "Clark Material Handling Company";

               (v) subject to paragraph (b) below, all contracts, contract rights, leases, license agreements, purchase and sales orders, commitments and other agreements to which CMHC is a party, including, without limitation, agreements to purchase materials, contracts for services or to provide products;

               (vi) all franchises, licenses, permits, consents and certificates of any regulatory, administrative or other governmental body or agency issued to or held for use by CMHC necessary to the conduct of their business, including, without limitation, all Environmental Permits;

               (vii)   all business records, files and data;

               (viii)  all Owned Property (as defined in Section 4.16);

               (ix) all of the shares (the "Clark Brazil Shares") of Clark Empilhadeiras Do Brasil Ltda, an entity organized under the laws of Brazil ("Clark Brazil"), owned by CMHC; and

               (x) the business of CMHC as a going concern and all associated goodwill, if any.

The CMHC Assets to be sold and transferred by CMHC on the Closing shall not include CMHC's (i) cash, cash deposits and other cash equivalents (other than security deposits, including any security deposits relating to guaranties, letters of credit, performance bonds or appeal bonds in effect on the Closing Date, except as provided for in Section 6.11(b)), (ii) right to tax refunds,
(iii) stock books and ledgers, minute books and corporate seals and (iv) rights under and pursuant to this Agreement (the assets referred to in clauses
(i) through (iv) are hereinafter referred to as the "Excluded Assets"). To the extent permitted by law, CMHC retains the right to utilize any net operating loss carrybacks and carryovers and unused tax credit carrybacks and carryforwards available to it.

          (b) To the extent that any of the CMHC Assets are non-assignable or non-transferable to Buyer, or non-assignable or non-transferable without the consent of a third party, or shall be subject to any option in any third party by virtue of a request for permission to assign or transfer by reason of or pursuant to this Agreement or the transactions contemplated hereby, this Agreement shall not constitute a contract to assign or transfer the same if an attempted assignment or transfer would (i) constitute a breach thereof or (ii) create rights in others not desired by Buyer. If CMHC shall have failed to procure consent to any such assignment or transfer or waiver of such option prior to the Closing Date, CMHC and Terex shall use their commercially reasonable efforts to make the use and benefit of such CMHC Asset available to Buyer to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist.

          (c) Except as specifically set forth elsewhere in this Agreement, effective as of the Closing, Buyer shall assume and thereafter pay, perform and discharge any and all liabilities and obligations of or arising out of or relating to CMHC, its assets or business, or the operation or ownership by CMHC of its assets or business, of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities, the "CMHC Liabilities"). The CMHC Liabilities to be assumed by the Buyer on the Closing shall not include any liabilities or obligations of CMHC (i) for funded debt and indebtedness for borrowed money, including, without limitation, its liabilities and obligations (A) as a guarantor of, or otherwise in connection with, the 13.25% Senior Secured Notes due 2002 of Terex (the "U.S. Trust Financing"), and (B) in connection with the Loan and Security Agreement, dated as of May 9, 1995, among Congress Financial Corporation and Foothill Capital Corporation, Foothill, as agent for the Lenders, and Terex, CMHC, Koehring Cranes, Inc. and PPM Cranes, Inc. (the "Congress Financing"), (ii) for Federal, state, local or foreign income taxes or penalties, fines or interest with respect thereto payable with respect to the ownership or operation of the CMHC Assets or payable by or with respect to CMHC for any period prior to the Closing Date (including payments pursuant to any tax indemnity or tax sharing agreement),
(iii) to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity, (iv) which constitute a breach or violation by CMHC of any of the representations, warranties, covenants or provisions of this Agreement, (v) with respect to the Environmental Losses described in
Section 4.19(c) of this Agreement, (vi) with respect to any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except to the extent such liabilities or obligations arise from or relate to benefits provided or accrued under such plans by virtue of employment with or by CMHC, (vii) arising from costs and expenses related to the transactions contemplated by this Agreement, (viii) criminal fines and penalties arising from or related to the conduct of the business of Clark Korea prior to Closing (the "Korean Fines and Penalties"),
(ix) for retrospective insurance premiums, if any, payable now or in the future to Liberty Mutual Insurance Company of the type referred to in item 1 of Schedule 4.10 hereto (the "Retrospective Premiums"), (x) for insurance payments in excess of $431,420 payable to CIGNA or Clark/Ingersoll-Rand related to item 1 of Schedule 4.10 hereto and (ix) any liabilities of Terex, Sellers





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
or any of their respective affiliates (other than CMHC, the Companies and the Subsidiaries) not related to the business of CMHC, the Companies or the Subsidiaries (x) any liabilities of Terex, Sellers or any of their respective affiliates (including CMHC, the Companies and the Subsidiaries) that (A) would otherwise constitute CMHC Liabilities due to the membership of one or more of CMHC, the Companies or the Subsidiaries in a consolidated group and (B) do not relate to the business historically conducted by CMHC, the Companies or the Subsidiaries (the liabilities and obligations referred to in clauses (i) through (x) are collectively hereinafter referred to as the "Excluded Liabilities").

     1.4 Sale and Purchase of Clark Korea Shares. Subject to the terms and conditions of this Agreement, at the Closing, Clark Michigan shall sell, assign and transfer to Buyer, and Buyer shall purchase from Clark Michigan, all of Clark Michigan's right, title and interest in and to the sole asset of Clark Michigan, the Clark Korea Shares.


                                   ARTICLE 2

                                PURCHASE PRICE

     2.1 The Purchase Price. The aggregate purchase price (collectively, the "Purchase Price") for the Shares and the CMHC Assets shall be $139,500,000 and shall be allocated among the Shares and the CMHC Assets as set forth on
Schedule 2.1. Such allocation of the Purchase Price shall be reported in a manner consistent with such allocation with all federal, state and local and foreign tax authorities by Sellers and Buyer. The Purchase Price shall be payable as provided in Section 2.2.

     2.2 Payment of Purchase Price. Payment of the Purchase Price shall be in U.S. dollars, and shall be made by Buyer no later than 2:00 p.m. on the Closing Date (as defined in Section 3.1) by wire transfer of immediately available funds to an account or accounts designated at least two (2) business days prior to the Closing Date by Terex.

     2.3  Purchase Price Adjustment.  (a) The Purchase Price, as set forth in
Section 2.1 shall be increased or decreased on a dollar-for-dollar basis to the extent that the Closing Adjusted Working Capital (defined below) is greater or less than $20,828,000 (the "Purchase Price Adjustment").

          (b) As soon as practicable, but not later than 60 calendar days after the Closing Date, Sellers will provide the Buyer with a Closing Adjusted Working Capital calculation and a calculation of the amount of the Purchase Price Adjustment, if any. The components of the Closing Adjusted Working Capital





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
calculation shall be accounted for in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with the Interim Balance Sheet. Such calculations will be accompanied by a consolidated statement of each of the components of the calculation of Closing Adjusted Working Capital of CMHC, the Companies and the Subsidiaries prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheet and reported on by Price Waterhouse LLP. Buyer shall allow Sellers and Price Waterhouse LLP full and complete access to all books and records of CMHC and the Companies necessary or desirable to allow the Closing Adjusted Working Capital calculation to be properly made and the audit to be conducted. The Closing Adjusted Working Capital calculation and the Purchase Price Adjustment calculation shall be conclusive and binding on the parties hereto unless Buyer shall deliver to Sellers and Terex notice in writing of an objection to any item contained in the Closing Adjusted Working Capital calculation within 30 days following the Buyer's receipt of those calculations detailing the nature of such objection and quantifying the amount in dispute (the "Buyer's Notice"). If the Buyer timely delivers a Buyer's Notice, the Buyer and Sellers and their respective accountants shall attempt to resolve Buyer's objection. If no resolution is reached within 15 days of receipt of Buyer's Notice, Buyer and Sellers shall, within five business days after the end of that period, submit all relevant issues to Coopers & Lybrand LLP ("C & L").
C & L shall review those items in dispute within 20 business days after submission is made to it, and the decision of C & L will be conclusive and binding on the parties. Buyer and Sellers will each pay one-half of any fees and expenses charged by C & L. Payment of the Purchase Price Adjustment will be made by the Buyer or Sellers (who shall be jointly and severally liable therefor), as the case may be, on (i) if the Buyer makes no objection thereto, the 35th day after the Buyer receives the Closing Adjusted Working Capital calculations, or (ii) if any objection has been made, the second business day after the earlier of (A) the parties' resolution of, or (B) the parties' receipt of the final decision of C & L with respect to, all such objections made by the Buyer.

          (c) For purposes of any calculation made pursuant to this Section 2.3, (i) "Closing Adjusted Working Capital" shall mean the difference between the following accounts of Terex's material handling business as of the Closing
Date: (A) the sum of trade receivables (less allowances), net inventories and other current assets, minus (B) the sum of the current portion of each of capital lease obligations, trade accounts payable, accrued compensation and benefits, accrued warranty and product liability, customer deposits (if any) and other current liabilities to the extent assumed (directly or indirectly through a Company or Subsidiary), by the Buyer; and (ii) "Interim Balance Sheet" shall mean the unaudited combined balance sheet as of September 30, 1996 referred to in Section 4.8. For purposes of





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
this Section 2.3, the accrued warranty and products liability shall be computed as of the Closing Date in accordance with reasonable past practice, but in no event shall such account be less than $17,773,000.


                                   ARTICLE 3

                                    CLOSING

     3.1 Closing. (a) The closing of the sale and purchase of the Shares and the CMHC Assets provided for in Section 1.1 shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104 (or at such other place as the parties may agree in writing), beginning at 10:00 a.m. on a date mutually designated by Sellers, on the one hand, and Buyer, on the other hand, but in no event later than the later of the (i) the fifth business day after the satisfaction or waiver of the last to occur of the conditions specified in Article 7 and (ii) three days after written notice from Buyer to Terex; provided, however, that the Closing shall occur no later than December 12, 1996 unless a later date shall have been agreed to by Sellers and Terex. The date on which the Closing is held is hereinafter the "Closing Date."

          (b) At the Closing, (i) CMH International shall deliver to Buyer a notarial deed and other instruments required by applicable law to transfer the Clark Germany Shares it owns (together with all rights then or thereafter attaching thereto), and Buyer shall deliver to CMH International the applicable portion of the Purchase Price as set forth in Article 2, (ii) CMH Acquisition shall deliver to Buyer (A) certificates representing the Clark Canada Shares it owns (together with all rights then or thereafter attaching thereto), with valid stock powers attached, and (B) a notarial deed and other instruments required by applicable law to transfer the Clark Germany Shares it owns (together with all rights then or thereafter attaching thereto), and Buyer shall deliver to CMH Acquisition the applicable portion of the Purchase Price as set forth in Article 2, (iii) Clark Michigan shall deliver to Buyer certificates representing the Clark Korea Shares (together with all rights then or thereafter attaching thereto), with valid stock powers attached, and Buyer shall deliver to Clark Michigan the applicable portion of the Purchase Price as set forth in Article 2 and (iv) CMHC shall deliver to Buyer duly executed instruments of transfer and assignment of the CMHC Assets, sufficient to vest in Buyer good title to the CMHC Assets, and Buyer shall deliver to CMHC (A) the applicable portion of the Purchase Price as set forth in Article 2 and (B) duly executed instruments of assumption necessary to effect the assumption of the CMHC Liabilities. The consummation of the transactions described in Sections 1.1, 1.2, 1.3 and 1.4 are each conditioned upon the consummation of the others.

                                   ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF SELLERS AND TEREX

          Each Seller and Terex jointly and severally represents and warrants to Buyer that:

     4.1 Organization. (a) Each Seller and Terex is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

          (b) Each Company and each Subsidiary has been duly organized and is validly existing under the laws of the country of its organization with the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

          (c) Schedule 4.1 sets forth a correct and complete list of each subsidiary of each Company, their jurisdiction of incorporation and jurisdiction of qualification for doing business, and the percentage ownership by such Company. For purposes of this Agreement, a "Subsidiary" shall mean any majority-owned subsidiary of a Company, and "Subsidiaries" shall mean all majority-owned Subsidiaries of the Companies (i.e., Clark Material Handling France, Clark Maquinaria, S.A. and Clark Brazil). The parties hereto acknowledge that certain information concerning the Subsidiaries has not been included in the Schedules hereto. Terex and the Sellers represent that the information not included in the Schedules hereto relating to the Subsidiaries is not material to CMHC, the Companies and the Subsidiaries, taken as a whole.

     4.2 Authorization. The execution, delivery and performance of this Agreement by Terex and each Seller has been duly authorized by all requisite corporate action of Terex and such Seller. This Agreement constitutes the valid and binding obligation of each of Terex and each Seller, enforceable against it in accordance with its terms.

     4.3 Corporate Records. Copies of the formation documents of the Companies and the Subsidiaries previously delivered to Buyer are complete and correct.

     4.4 Consents of Third Parties. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Terex and each Seller will not (i) violate or conflict with the articles of incorporation or by-laws of Terex and such Seller; (ii) conflict with, or result in the breach of, termination of, give rise to any lien or constitute a default under, or require the consent of any other party to, any Material Contract (as hereinafter defined) to which Terex, a Seller or a Company is a party or by which Terex, a Seller or a Company or any of their assets is bound;
(iii) constitute a violation of any law, regulation, rule, judgment, decree, court order or plan of reorganization applicable to Terex, any Seller or any Company. No consent, approval or authorization of any governmental authority is required on the part of Terex, the Sellers or the Companies in connection with the execution, delivery and performance of this Agreement, except
(i) filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings") and (ii) as set forth in Schedule 4.4.

     4.5 Capitalization. (a) Schedule 4.5 sets forth the authorized capital stock, if applicable, of each of the Companies and the Subsidiaries and the number of issued and outstanding shares of each of the Companies and the Subsidiaries. No voting agreement exists with respect to such issued and outstanding shares, and such shares were issued free of preemptive rights.

          (b) (i) The Clark Germany Shares are all of the outstanding shares of capital stock of Clark Germany and are owned of record and beneficially by CMH International and CMH Acquisition, (ii) the Clark Canada Shares are all of the outstanding shares of capital stock of Clark Canada and are owned of record and beneficially by CMH Acquisition, (iii) all of the outstanding shares of capital stock of Clark Brazil are owned of record and beneficially 99.9% by CMHC and 0.1% by Clark Germany, and (iii) the Clark Korea Shares are all of the outstanding shares of capital stock of Clark Korea and are owned of
record and beneficially by Clark Michigan.   All such shares were duly
authorized for issuance and are validly issued, fully paid and non-assessable. Other than as set forth in Schedule 4.5, there are no outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Company or any Subsidiary to issue, transfer or sell any of their respective equity securities, or any outstanding securities convertible into, exchangeable for or carrying the right to acquire, equity securities of such Company or Subsidiary. There are no restrictions of any kind on the transfer of the Shares, except (1) as may be imposed by applicable federal and state securities laws and (2) as are disclosed on Schedule 4.5 (which shall be released at or prior to Closing).

     4.6 Ownership of Shares. CMH International is, and at the Closing will be, the record and beneficial owner of the Clark Germany Shares to be transferred by it to Buyer hereunder, CMH Acquisition is, and at the Closing will be, the record and beneficial owner of the CMH Acquisition Shares to be transferred by it to Buyer hereunder, and Clark Michigan is, and at the

Closing will be, the record and beneficial owner of the Clark Korea Shares to be transferred by it to Buyer hereunder, in each case free and clear of any claim, lien, security interest or other encumbrance ("Liens"), except as disclosed on Schedule 4.6 (which shall be released at or prior to Closing).
At the Closing, the applicable Seller will transfer and deliver to Buyer legal and valid title to all of the Shares owned by it, free and clear of all Liens, other than Liens created or suffered by Buyer.

     4.7 Title to CMHC Assets. CMHC has good legal title, of record and beneficially, to all of the CMHC Assets and at the Closing, CMHC will transfer and deliver to Buyer legal and valid title to the CMHC Assets, free and clear of all Liens, other than (i) Liens created by Buyer, (ii) Liens disclosed on
Schedule 4.7 or Schedule 4.16, (iii) with respect to Owned Property, reflected in any title insurance policies listed on Schedule 4.16, (iv) with respect to Owned Property, imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, and Liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used and (v) taxes and general and special assessments not in default and payable without penalty or interest. Liens on the CMHC Assets shall be released at or prior to Closing to the extent such Liens relate to any Excluded Liability, including, but not limited to, Liens created in connection with the U.S. Trust Financing and the Congress Financing.

     4.8 Financial Statements. Sellers have delivered to Buyer copies of the following financial statements (collectively, the "Financial Statements"):
(i) audited combined balance sheet ("1995 Balance Sheet") and the related combined statements of operations, stockholder's deficit and cash flow of Terex's material handling business as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995 (collectively, the "1995 Financial Statements") and (ii) the unaudited combined balance sheet as of September 30, 1996 and related consolidating income statement for the nine months then ended of Terex's material handling business (collectively, the "Interim Financial Statements"). The Interim Financial Statements are attached to Schedule 4.8. The Financial Statements have been prepared from and are in accordance with the books and records of the respective entity described therein, have been prepared in accordance with GAAP (except that the unaudited Financial Statements have been prepared without footnote disclosures) consistently applied and fairly present in all material respects the financial position and results of operations for the entities described therein at the dates and for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal year-end adjustments). There has been no change in the methodology used by the Sellers, the Companies or the Subsidiaries to calculate any reserves reflected in the Financial Statements from and after December 31, 1995 and such methodology has been consistently applied in accordance with GAAP.

     4.9 Absence of Certain Changes. (a) Except as set forth on Schedule 4.9, since December 31, 1995, the Business (defined below) has not suffered a Material Adverse Change. For all purposes of this Agreement, "Material Adverse Change" shall mean a change affecting CMHC, the Companies, or the Subsidiaries, taken as a whole ("the Business") which, singly or together with other changes (both favorable and adverse), is, or with reasonable probability, will be, materially adverse to the net assets, operating income, financial condition, operations or future prospects of the Business measured as of, or from, December 31, 1995.

          (b) Since December 31, 1995, each Seller, Company and Subsidiary has operated its business in the ordinary course consistent with reasonable past practice and, except as set forth on Schedule 4.9, there has not been:

                       (i) any damage, destruction or loss to real or personal property (A) not covered by insurance that has exceeded $500,000 (in the aggregate) or (B) covered by insurance that results in a Material Adverse Change;

                       (ii) any transaction between CMHC, any Company or any Subsidiary, on the one hand, and any Seller or Terex, on the other hand, except in the ordinary course of business consistent with reasonable past practice;

                       (iii) any issuance of an option to purchase, or other right to acquire, capital stock or any security or other instrument convertible into capital stock of any class of the Companies or the Subsidiaries;

                       (iv) any issuance of shares of capital stock (including treasury shares) of the Companies or the Subsidiaries;

                       (v) any transaction by CMHC, any Company or any Subsidiary other than in the ordinary course of business consistent with reasonable past practice or as otherwise specifically permitted or contemplated by this Agreement;

                       (vi) any incurrence, assumption or guarantee by CMHC, any Company or any Subsidiary of any indebtedness or liability for or in respect of borrowed money in excess of $50,000 (in the aggregate) or any commitment to do the same, other than borrowings in the ordinary course of business consistent with reasonable past practice and other than indebtedness, liabilities or guarantees released at or prior to Closing;

                       (vii) any grant by CMHC, any Company or any Subsidiary of any severance or termination pay to an executive officer, director or a group of employees of CMHC, the Companies or the Subsidiaries or any increase in compensation or benefits payable under existing employment agreements or severance or termination pay policies with respect to any of their respective employees, other than (a) increases or bonuses in the ordinary course of business consistent with reasonable past practice, (b) increases or grants required by contracts disclosed pursuant hereto or by applicable law, or (c) increases, agreements and bonuses disclosed in
     Schedule 4.14;

                       (viii) any employment, bonus or deferred compensation agreement entered into with any of the directors, officers or other employees of CMHC, any Company or any Subsidiary, other than oral employment agreements terminable at will and other than as disclosed in
     Schedule 4.14; or

                       (ix) any amendment of the articles of incorporation or by-laws of any Company or any Subsidiary.

     4.10 Liabilities. Except for liabilities and obligations (i) relating to product liability and warranty claims and suits or (ii) (A) which have arisen in the ordinary course of business since December 31, 1995 or (B) reflected or disclosed in the Financial Statements or on Schedule 4.10 hereto, to the knowledge of Terex and Sellers, none of CMHC, any Company or any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) that are material to Sellers, the Companies and the Subsidiaries, taken as a whole.

     4.11 Taxes. Except as set forth in Schedule 4.11, all federal, state, local and foreign tax returns required to be filed on behalf of each Seller, Company and Subsidiary have been duly filed (taking into account all extensions of due dates), and all such returns are accurate in all material respects and such companies have duly paid or made provisions for the payment of all taxes and other amounts which are due and payable pursuant to such returns, or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The liability for taxes reflected in the 1995 Balance Sheet is sufficient for the payment of all unpaid taxes, accrued or applicable for the period ended December 31, 1995 and for all years and periods ended prior thereto except for taxes being disputed in good faith. The federal income tax returns of each

Seller have been audited by the Internal Revenue Service, or the statutes of limitations with respect to federal income taxes have all expired, for all fiscal years to and including 1986. State and foreign income tax returns of each Seller, Company and Subsidiary have been audited by appropriate tax authorities through the respective dates set forth on Schedule 4.11. Except as set forth in Schedule 4.11, all deficiencies asserted as a result of the examinations referred to in the preceding two sentences have been paid, fully settled or adequately provided for in the Financial Statements. Except as set forth in Schedule 4.11, there are no claims asserted for taxes of any Seller, Company or Subsidiary, nor are there outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of any Seller, Company or Subsidiary for any period. No Seller, Company or Subsidiary, with regard to any property or assets held or acquired or to be acquired by them at any time, has filed a consent to the application of
Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"). Amounts have been withheld by each Seller, Company and Subsidiary from their respective employees or other recipients of payments or distributions for all prior periods in compliance with the tax withholding provisions of all applicable federal, state, local and other laws. In all material respects, accurate and complete federal, state, local and other returns have been filed on behalf of each Seller, Company and Subsidiary for all periods for which returns were due with respect to income tax withholding and social security and unemployment taxes; and except as set forth in
Schedule 4.11, the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included in the Financial Statements. None of the CMHC Assets constitutes an interest in an entity classified as a partnership for federal income tax purposes.

     4.12 Material Contracts, etc. Buyer has been provided access to correct and complete copies of, and Schedule 4.12 lists, (a) all commitments and agreements for the purchase of any materials, supplies, machinery, capital assets or services that involve an expenditure by CMHC, any Company or any Subsidiary, as the case may be, of more than $750,000 for any one commitment or agreement, other than such commitments or agreements entered into in the ordinary course consistent with reasonable past practice and (i) to be performed within a period of 90 days or (ii) which can be canceled by CMHC, such Company or such Subsidiary, as the case may be, without liability, premium or penalty on 90 days' or less notice; (b) all personal property leases under which CMHC, any Company or any Subsidiary is either lessor or lessee and which involve annual payments or receipts of $750,000 or more; (c) all other orders, leases, commitments, agreements and instruments (including, but not limited to, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) to which CMHC, any Company or any Subsidiary is a party or by which it or its properties are bound that require annual payments by CMHC, such Company or such Subsidiary, as the case may be, in any 12-month period and of more than $750,000, other than any agreements which are listed on Schedule 4.16; (d) all government contracts and all other agreements with customers that involve an annual payment to CMHC, any Company or any Subsidiary of more than $750,000 for any one contract, other than such contracts or agreements entered into in the ordinary course consistent with reasonable past practice and (i) to be performed within a period of 90 days or
(ii) which can be canceled by CMHC, such Company or such Subsidiary, as the case may be, without liability, premium or penalty on 90 days' or less notice. The agreements and commitments referred to in subparagraphs (a), (b), (c) and
(d) of this Section 4.12 are collectively hereinafter referred to as the "Material Contracts."

     4.13 Absence of Defaults. Except as disclosed in Schedule 4.13, none of CMHC, any Company or any Subsidiary is in default under the terms of any Material Contract.

     4.14 Personnel and Employee Benefits. (a) Schedule 4.14 sets forth a list of all plans, contracts, agreements, programs and policies established or maintained by or as to which CMHC, the Companies or the Subsidiaries contribute or are a party, related to their employees', officers' and directors' employment, compensation and fringe benefits, including bonuses, profit-sharing, percentage compensation, deferred compensation, pensions, retirement, stock option or other incentive, medical, vision, dental, hospitalization or other health insurance, life insurance, disability insurance or any other employee benefit plan (collectively, the "Employee Benefit Plans"). The Employee Benefit Plans include each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including Employee Benefit Plans exempt from the provisions of ERISA) and any other plans that provide for employee benefits under any other applicable foreign law, statute, order, rule, code, or regulation.

          (b) Except as set forth on Schedule 4.14, the Sellers, the Companies and the Subsidiaries have paid in all material respects the amounts required, if any, under applicable law or any Employee Benefit Plan or any agreement relating to an Employee Benefit Plan to which it is a party, to be paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof (except for benefits payable on claims under Employee Benefit Plans that are subject to review in the ordinary course of administration thereof). Except as set forth on Schedule 4.14, the Sellers, the Companies and the Subsidiaries have made adequate provision in the Financial Statements or on their books and records for liabilities to make contributions or benefit payments with respect to periods during the Employee Benefit Plans' current fiscal years up to the date hereof.

          (c) Sellers, the Companies and the Subsidiaries do not maintain a plan and related trust intended to be qualified under Sections 401(a) and 501(a) of the Code except for the Terex Corporation Employees' 401(k) Retirement Savings Plan (the "401(k) Plan"). The most recent favorable determination letter issued by the Internal Revenue Service as to the qualified status of the 401(k) Plan is dated July 31, 1995, and a copy thereof has been furnished to Buyer. No act or omission has occurred since July 31, 1995 with respect to the 401(k) Plan which resulted or which Sellers, the Companies and the Subsidiaries believe would result in a revocation of the Plan's tax qualified status. None of Sellers, the Companies and the Subsidiaries has an obligation to pay contributions to a multi-employer pension plan subject to ERISA.

          (d) Except as set forth on Schedule 4.14, none of Sellers, the Companies or the Subsidiaries is party to a collective bargaining agreement and there are no labor strikes, slowdowns or stoppages taking place or, to the knowledge of Sellers and Terex, threatened against or involving any Seller, Company or Subsidiary. Except as set forth on Schedule 4.14, there is not pending as of the date hereof any complaint against CMHC, any Company or any Subsidiary issued by the National Labor Relations Board.

          (e) To the knowledge of Sellers and Terex, there have been no transactions with respect to the Employee Benefit Plans which would subject any Seller, Company or Subsidiary to a tax, penalty or liability for a prohibited transaction or breach of fiduciary duty under Section 406, 407, 409 or 502(i) of ERISA or Section 4975 of the Code, and there have been no material failures to comply with any applicable requirements of ERISA, the Code or other foreign statutes, orders, rules or regulations with respect to the Employee Benefit Plans. Except as set forth on Schedule 4.14, there is no pending litigation, arbitration or adjudication proceeding with respect to the Employee Benefit Plans, and none of Sellers and Terex is aware of any threatened litigation, arbitration, adjudication proceeding or governmental investigation with respect to the Employee Benefit Plans.

          (f) Sellers and the Companies have delivered to Buyer or given Buyer access to true, correct and complete copies of (A) all Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect as of the date hereof, together with all amendments thereto which will become effective at a later date; (B) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (C) the most recent Summary Annual Report for each Employee Benefit Plan requiring same under ERISA; and (D) the most recent Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for each Employee Benefit Plan required to file such form. None of Sellers, the Companies and the Subsidiaries nor any officer, employee representative or agent thereof, has been authorized to make any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons which are inconsistent in any material manner with the provisions of these documents.

          (g) With respect to any of the Employee Benefit Plans which are "group health plans" under Section 162(k) or Section 4980B of the Code and
Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as amended), there has been timely compliance in all material respects with all requirements imposed by COBRA, as and when applicable to such plans, so that Sellers, the Companies and the Subsidiaries have no (or will not incur any) material loss, assessment, penalty, loss of federal income tax deduction or other sanction arising out of or in respect of any failure to comply with any COBRA benefit continuation requirement, which is capable of being assessed or asserted directly or indirectly against Sellers, the Companies and the Subsidiaries or other member of their corporate control group, with respect to any such plan.

     4.15 Litigation; Compliance with Laws. (a) Other than with respect to product liability and warranty claims, suits or investigations, and except as set forth on Schedule 4.15, (i) to the knowledge of Terex or Sellers, there is no claim pending or threatened in writing against CMHC, the Companies or the Subsidiaries and (ii) there is no action, suit, litigation, proceeding, administrative action, arbitration or mediation pending, or to the knowledge of Terex or Sellers, threatened, or any order, injunction or decree outstanding, against CMHC, any Company or any Subsidiary.

          (b) Except as set forth in Schedule 4.15, and except with respect to compliance with Environmental Laws which is dealt with exclusively in
Section 4.19, as of the date hereof, CMHC, the Companies and the Subsidiaries have been in compliance in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, regulations, judgments, decrees and orders ("Laws") of any governmental entity or authority having jurisdiction over CMHC, the Companies and the Subsidiaries or their respective properties or assets (each, a "Governmental Authority").

          (c) A list of warranty litigation pending as of September 30, 1996 is set forth in Schedule 4.15.

     4.16 Properties. Except as set forth in Schedule 4.16, (i) each of CMHC, the Companies and the Subsidiaries has good and marketable title to all real property (the "Owned Property") and other property that they purport to own, including the properties reflected in the Financial Statements (other than inventory sold in the ordinary course of business and other items of personal property which have been disposed of in the ordinary course of business since December 31, 1995), (ii) all such properties are held free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except, with respect to both clauses (i) and (ii), other than (a) Liens reflected in any title insurance policies listed on Schedule 4.16 and (b)(i) Liens for current taxes and assessments not due or delinquent or which are being contested in good faith, (ii) minor imperfections of title, liens, encumbrances and easements and (iii) mechanics', carriers', workers', repairmen's and other similar liens, rights of way, building or use restrictions, exceptions, variances, reservations and other limitations of any kind, if any, which in the case of clause (b) do not materially detract from the value of or materially interfere with the present use of any of the properties subject thereto or affected thereby or otherwise materially impair the business operations conducted by CMHC, any Company or any Subsidiary. Set forth on Schedule 4.16 is a correct and complete list of all real property (i) owned by CMHC, any Company or any Subsidiary in the conduct of its business and (ii) leased by CMHC, any Company or any Subsidiary. Except as set forth in Schedule 4.16, to the knowledge of Sellers and Terex, all Owned Property, plants and structures owned or leased by CMHC, any Company or any Subsidiary, and all machinery and equipment owned or leased by CMHC, any Company or any Subsidiary, which are material to their operations are in operating condition and repair consistent with their past experience and are generally adequate for the uses to which they are being put. Except as set forth in Schedule 4.16, none of CMHC, any Company or any Subsidiary has received any written notice of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use thereof. Notwithstanding the foregoing, Liens affecting Owned Property or such other properties shall be released at or prior to Closing to the extent such Liens relate to liabilities not being assumed by Buyer pursuant to this Agreement, including, the Excluded Liabilities and the Company Excluded Liabilities (as defined in Section 6.8).

     4.17  [Reserved].

     4.18 Patents and Trademarks. CMHC, the Companies and the Subsidiaries have, or have valid, legal rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights (collectively, the "Intellectual Property Rights") which are necessary to their respective businesses. Schedule 4.18 sets forth a list of all inventions which are the subject of issued letters patent or an application therefor and all trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or held for use by CMHC, the Companies or the Subsidiaries (the "Patent Rights"), specifying as to each, as applicable: (i) the patent number or description of trade or service mark; (ii) the jurisdictions by or in which such Patent Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iii) material licenses, sublicenses and other agreements to which CMHC, any Company or any Subsidiary is a party and pursuant to which any person is authorized to use such Patent Right. Except as set forth on Schedule 4.18, neither CMHC, the Companies nor the Subsidiaries (i) is a defendant in any claim, suit, action or proceeding relating to their respective businesses which involves a claim of infringement of any patents, trademarks or service marks, (ii) has any knowledge of any existing infringement by another person of any of the Patent Rights belonging to CMHC, such Companies or such Subsidiaries or (iii) has received written notice of the infringement by CMHC, any Company or any Subsidiary of any infringement of the patent, trademark, copyright or other intellectual property rights of a third party, except such existing infringements, or claims, suits, actions or proceedings the adverse determination of which would not alter in any material respect the manner in which CMHC, any Company or any Subsidiary currently conducts its business or manufactures its products. Except as disclosed on Schedule 4.18, no Patent Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by CMHC, the Companies or the Subsidiaries or restricting the licensing thereof by CMHC, the Companies or the Subsidiaries to any person.

     4.19  Environmental Matters.  (a)  Except as disclosed on Schedule 4.19,
(i) the Facilities, whether owned or leased, whether used for manufacturing, sales or otherwise, are in compliance in all material respects with all applicable Environmental Laws, (ii) each Seller, Company and Subsidiary has all necessary, and is in compliance in all material respects with, such Environmental Permits, (iii) there is no condition with respect to any of the Facilities which would subject the Buyer, CMHC, the Companies or the Subsidiaries to fines, penalties or enforcement actions due to violations of Environmental Laws or Environmental Permits, (iv) Sellers and the Companies have provided to Buyer complete and accurate copies of all inspection reports, compliance evaluations, or other documents in their possession which describe (A) the condition of soil and groundwater on the Facilities and (B) the environmental compliance status of the Facilities, (v) there are no lawsuits, orders, consent decrees, administrative enforcement actions, environmental cleanup proceedings or notices of violation pending or, to the knowledge of Terex and Sellers, threatened, with respect to compliance with Environmental Laws, (vi) none of the Facilities has been placed on or is proposed to be placed on the National Priorities List ("NPL"), the Comprehensive Environmental Response Compensation and Liability System ("CERCLIS") or state or foreign equivalents of such lists, including laws which establish registers of historically contaminated sites and (vii) none of the Facilities has above or underground storage tanks which are in a condition which exposes the Buyer, CMHC, the Companies or the Subsidiaries to Environmental Losses nor has there been a Release of Hazardous Substances from any such tanks which exposes the Buyer, CMHC, the Companies or the Subsidiaries to Environmental Losses.

          (b) The execution, delivery and performance of this Agreement do not and will not violate any Environmental Laws or Environmental Permits in any material respects.

          (c) Notwithstanding anything in this Agreement to the contrary, Buyer, the Companies or the Subsidiaries shall not be liable or responsible for any Environmental Losses arising from, in respect of, incurred as a consequence of or in connection with any and all real property, business entities or assets, whether domestic or foreign, not acquired pursuant to this Agreement (including any property previously sold).

          (d) For purposes of this Agreement, the following definitions shall apply:

          (i) "Environmental Laws" shall mean all present and future laws, foreign and domestic statutes, ordinances, rules, regulations, orders, consent decrees, policies and determinations of any governmental authority, pertaining to health, protection of the environment, natural resources, conservation, wildlife, waste management, regulation of activities involving Hazardous Substances, as that term is defined in this Agreement, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601, et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Federal Water Pollution Control Act as amended by the Clean Water Act ("CWA") and subsequent amendments, 33 U.S.C. 1251 et seq.; the Clean Air Act ("CAA") 42 U.S.C. 7401 et seq., as amended; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq., as amended; the Hazardous Materials

     Transportation Act ("HMTA"), 49 U.S.C. 5101 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C., 651 et seq., as amended and the regulations promulgated thereunder.

          (ii) "Hazardous Substances" shall mean solid or hazardous waste, toxic substance, hazardous chemical, pollutant, contaminant, radioactive substance, or other material of whatever kind that is in any way regulated by Environmental Laws or which will subject the Buyer, Sellers, the Companies or the Subsidiaries to liability.

          (iii) "Release" shall mean any spilling, emitting, leaking, pumping, injecting, depositing, disposing, discharging, dispersing, leaching or migrating into the environment of any Hazardous Substance whether through the air, soil, surface water, groundwater or other medium.

          (iv) "Environmental Permit" shall mean any approval, license, order, permission, contract or similar authorization of, with or by any governmental authority necessary for the ownership and operation of any of the Facilities in compliance with Environmental Laws.

          (v) "Facilities" shall mean the properties and assets to be acquired, directly or indirectly, by Buyer pursuant to this Agreement, including, without limitation, properties owned by the Companies and the Subsidiaries, foreign and domestic real or personal property, whether owned, leased, occupied or otherwise operated by Sellers, the Companies and the Subsidiaries as of the Closing Date.

          (vi) "Environmental Losses" shall mean any and all costs associated with any actions, claims, lawsuits, orders, consent decrees, enforcement actions, damages, defenses, demands, disbursements, expenses, fines, judgments, liabilities, liens, obligations, penalties or proceedings, including attorneys' and consultants' fees in connection with the non-compliance with the Environmental Laws.

     4.20 Conflicts of Interest. To the knowledge of Sellers and Terex, no officer or director of Terex, any Seller, any Company or any Subsidiary has or claims to have (i) any interest in the property, real or personal, tangible or intangible, including, without limitation, intangibles, licenses, inventions, technology, processes, designs, computer programs, know-how and formulae used in the business of any Seller, any Company or any Subsidiary (ii) any contract, commitment, arrangement or understanding with any Seller, any Company or any Subsidiary, except (A) to the extent applicable, as a shareholder of Terex, any Seller, any Company or any Subsidiary (B) as set forth in Schedule 4.20 or (C) except for interests which employees may have in technology, processes, designs and know-how under applicable law except to the extent such interests may be modified by binding agreements.

     Except as set forth on Schedule 4.20, to the knowledge of Sellers and Terex, no officer or director of Terex, any Seller, any Company or any Subsidiary has any ownership or stock interest in any other enterprise, firm, corporation, trust or any other entity which is engaged in any line or lines of business which are the same as, or competitive with, the line or lines of business of any Seller, any Company or any Subsidiary. For purposes of this representation, ownership of not more than 5% of the voting stock of any publicly held company whose stock is listed on any recognized securities exchange or traded over the counter shall be disregarded.

     4.21 Accounts Receivable; Inventory; Backlog. (a) All accounts receivable of each Seller, each Company and each Subsidiary represent sales actually made in the ordinary course of business. There has not been any material adverse change in the collectability of accounts receivable of each Seller, each Company and each Subsidiary since December 31, 1995.

          (b) The inventory of CMHC, the Companies and the Subsidiaries is of a quality and quantity usable in the ordinary course of business of CMHC, the Companies and the Subsidiaries in all material respects, except for obsolete, damaged, defective or otherwise unsalable items as to which a provision determined in a manner consistent with prior practice has been made on the books of CMHC, the Companies and/or the Subsidiaries, as the case may be. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of CMHC, the Companies and the Subsidiaries at the lower of cost (determined in accordance with the accounting inventory valuation methods of such entity) or fair market value.

          (c) As of September 30, 1996, the amount of all unfilled firm orders to purchase products of CMHC, the Companies and the Subsidiaries was approximately $76,900,000.

     4.22 Brokers and Finders. None of Terex, the Sellers, the Companies or the Subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders, fees or similar fees or expenses and no broker or finder has acted directly or indirectly for any of them in connection with this Agreement or the transactions contemplated hereby, other than Salomon Brothers Inc. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by CMHC, any Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby. Buyer shall have no liability for any fees described herein or arising from the actions of Terex, the Sellers, the Companies or the Subsidiaries under this Section 4.22.

     4.23 Misleading Statements. Terex and the Sellers have, to their knowledge, disclosed to Buyer all facts material to the business, operations, assets or financial condition or future prospects of CMHC, the Companies and the Subsidiaries, taken as a whole. No representation or warranty by Terex, any Seller or any Company contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Terex, any Seller, any Company or any of their representatives in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     4.24 Products Liability. (a) To the knowledge of Sellers and Terex, the product liability claims presently pending against CMHC, the Companies and the Subsidiaries do not present loss contingencies, which, in the aggregate, are inconsistent with the loss contingency experience of CMHC, the Companies and the Subsidiaries since July 31, 1992.

          (b) Except as set forth in Schedule 4.24, Sellers and Terex are not aware of any product liability claim which, in the last five years, has resulted in a punitive damage award against CMHC, the Companies or the Subsidiaries.

          (c) Sellers and Terex are not aware of any facts that indicate that the reserves for product liability claims of CMHC, the Companies and the Subsidiaries reflected in the Financial Statements are understated based upon CMHC's, the Companies' and the Subsidiaries' historical method of establishing such reserves.

          (d) To Sellers' and Terex's knowledge, all agreements insuring CMHC, the Companies or the Subsidiaries against claims for product liability, since July 31, 1992, are in full force and effect.

          (e) To Sellers' and Terex's knowledge, Schedule 4.24 contains, in all material respects, a list, as of October 17, 1996, of all CMHC, the Companies or the Subsidiaries pending and threatened product liability litigation and claims, except for immaterial claims as to which such parties maintain no records.

     4.25 Insurance. Buyer has been provided access to correct and complete copies of all fire, liability and other insurance carried by Terex, CMHC, any Company or any Subsidiary and insuring CMHC, any Company or any Subsidiary. All such insurance is in full force and effect, and no notice of cancellation or termination, or reduction of coverage or intention to cancel, terminate or reduce coverage, has been received with respect to any policy for such insurance. The insurance coverage provided by such policies of insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement.

     4.26 Obligations to Register. None of Terex, any Seller or any Company has agreed to register or is otherwise under any obligation to register any Shares under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     4.27 Renewal of Representations at Closing. The representations and warranties of Terex and Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as of such date.

     4.28 Compliance with Covenants Prior to Closing. Terex and Sellers shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by Terex or Sellers prior to or at the Closing.

     4.29 Disclaimer. BUYER ACKNOWLEDGES THAT SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS SPECIFICALLY SET FORTH IN THIS
ARTICLE 4, AND THE CMHC ASSETS AND BUSINESS OF CMHC BEING SOLD TO BUYER AT CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, SELLERS MAKE NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

     5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

     5.2 Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action of Buyer. This Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (i) violate or conflict with the articles of incorporation or by-laws of Buyer; (ii) conflict with, or result in the breach of, termination of, or give rise to any lien or constitute a default under, any material agreement, understanding or commitment to which Buyer is a party or by which Buyer is bound; (iii) constitute a violation of any law, regulation, rule, judgment or decree applicable to Buyer; or other than violations, conflicts, breaches, terminations, accelerations, defaults and creations specified in the foregoing clauses (ii) and (iii) which will not, individually or in the aggregate, materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. No consent, approval or authorization of any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement except the Regulatory Filings or as set forth in Schedule 5.3.

     5.4 Litigation. There is no suit, litigation, proceeding or governmental action pending, or to the knowledge of Buyer, threatened, or any order, injunction or decree outstanding, against Buyer that, if adversely determined, would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

     5.5 Investment. Buyer is purchasing the Shares for investment purposes and not with a view to the resale or distribution of the Shares, and will not sell the Shares in violation of applicable federal or state securities laws.

     5.6 Brokers or Finders. Except as set forth in Schedule 5.6, neither the Buyer nor any of its affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transaction contemplated herein.

                                   ARTICLE 6

                       FURTHER AGREEMENTS OF THE PARTIES

     6.1 Conduct of the Business Pending Closing. Except as specifically contemplated by this Agreement, from the date hereof until the Closing, except as approved by Buyer in writing in advance, Terex and Sellers covenant and agree that:

          (a) The Sellers, the Companies and the Subsidiaries shall operate their respective businesses in the ordinary course of business consistent with reasonable past practice;

          (b) Other than as may be provided in any employment arrangement listed on Schedule 4.14, and other than in its ordinary course of business, neither CMHC nor any Company will (i) grant or agree to grant any (A) bonus to any employee, (B) general increase in the rates of salaries or compensation of its employees or (C) specific increase to any employee, except such as are in accordance with regularly scheduled periodic increases, or (ii) provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits;

          (c) Except for cash dividends and cash payments in respect of intercompany accounts, CMHC will not declare, set aside or pay any dividends or other distributions in respect of its capital stock or redeem, purchase or otherwise acquire any of its capital stock, except in accordance with reasonable past practice, which includes, without limitation, the continued implementation of the current cash management practices of Terex and Sellers;

          (d) No Company or Subsidiary will amend its articles of incorporation or by-laws, except as required by law;

          (e) CMHC and each Company and Subsidiary will use reasonable efforts to maintain and preserve intact its business, to keep available the services of its present employees and to maintain its relationships with customers, suppliers and others having business relationships with it;

          (f) Except as set forth on Schedule 4.9, neither CMHC, the Companies nor any Subsidiary shall sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of their respective assets or properties, tangible or intangible, having a fair market value of $10,000 individually or $100,000 in the aggregate, or incur any material liabilities (including, without limitation, liabilities with respect to capital leases or guarantees thereof not exceeding $200,000 in the aggregate), except for sales and dispositions made or liabilities incurred, including the creation of purchase money security interests, in the ordinary course; provided, that nothing herein shall preclude CMHC, the Companies or any Subsidiary from using their existing borrowing or credit facilities in any manner and to the full extent permitted thereunder;

          (g) CMHC, the Companies and the Subsidiaries will collect their accounts receivable in the ordinary course of business consistent with reasonable past practice; and

          (h) The Companies will not declare, set aside or pay any dividends or other distributions in respect of their respective capital stock or redeem, purchase or otherwise acquire any of their respective capital stock, including but not limited to, any distribution of the proceeds of any sale of Flandres Manutention S.A., or make any loans to or for the benefit of Terex and Sellers.

     6.2 Access. From the date of this Agreement until the Closing Date, Sellers will at reasonable times and upon reasonable notice furnish Buyer and its representatives (including Jefferies & Company, Inc., Bear, Stearns &
Co., Inc., Citibank, N.A. and their respective representatives) with access to or copies of (at Sellers' discretion) such financial and operating data and such other information relating to CMHC, the Companies and the Subsidiaries as Buyer may from time to time reasonably request. Any disclosure whatsoever during any investigation by or on behalf of Buyer shall not constitute an enlargement of or additional representations or warranties of Sellers and Terex beyond those specifically set forth in Article 4. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement referenced in Section 6.9.

     6.3 Commercially Reasonable Efforts; Other Actions. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to
(i) use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein; (ii) use commercially reasonable efforts to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) use commercially reasonable efforts to fulfill or obtain the fulfillment of all conditions to the obligations of the other parties to consummate the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

          (b) Each party hereto agrees that from and after the Closing Date, if reasonably requested by any other party hereto, it will execute and deliver to the other parties such further instruments and documents as may be reasonably necessary to carry out the provisions of this Agreement.

     6.4 Expenses. Except as otherwise specifically provided in this Agreement, Buyer, on the one hand, and Sellers and Terex, on the other hand, shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

     6.5 Publicity. Terex and Buyer shall consult with each other before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law, will not issue any such press release without the prior written consent of the other.

     6.6 Transfer Taxes. Any sales, stock transfer taxes, real property transfer taxes, personal property transfer taxes, real property gains or conveyance taxes (other than income taxes) or other like taxes or recording fees payable in connection with the sale of the Shares or the CMHC Assets shall be paid equally by Buyer on the one hand, and Sellers, on the other.

     6.7 Preservation of Records. Buyer agrees that it shall, at its own expense, preserve and keep the records of CMHC, the Companies and the Subsidiaries delivered to it pursuant to this Agreement for a period of seven years from the Closing Date, or for any longer periods as may be required by any government agency or ongoing litigation, and shall make such records available to Sellers as may be reasonably required by Sellers in connection with, among other things, any insurance claim, legal proceeding, environmental matter or governmental investigation relating to Sellers, the Companies or the Subsidiaries; provided, however, that records relating to products liability matters will be preserved and kept by Buyer for a time period consistent with the reasonable past practice of CMHC. In the event Buyer wishes to destroy such records after that time, it shall first give 60 days' prior written notice to Terex and Terex shall have the right at its option and expense to take possession of the records within 100 days thereafter.

     6.8 Certain Excluded Obligations. Sellers and Terex acknowledge that Buyer and the Companies shall have no obligation or responsibility for (a) any liabilities arising out of or relating to Drexel Industries, Inc., or the assets, business, operations or ownership thereof, except that Buyer shall assume the obligations of CMHC under Section 6.12, 6.13 and 6.14 of the Amended and Restated Stock Purchase Agreement (the "Drexel Agreement"), dated April 15, 1994, by and between CMH Acquisition Corp. and DAC Acquisition Corp., (b) the Korean Fines and Penalties, (c) civil damages, costs and expenses or claims of Clark Korea employees arising from the Korean Fines and Penalties, (d) liabilities or obligations of the Companies for the U.S. Trust Financing and the Congress Financing, (e) liabilities or obligations which arise from a breach or violation by Terex or a Seller of any of the representations, warranties, covenants or provisions of this Agreement, (f) liabilities or obligations of the Companies and the Subsidiaries with respect to any "employee benefit plan" within the meaning of ERISA or any other employee benefit plans, including bonuses, profit-sharing, percentage compensation, deferred compensation, pensions, retirement, stock option or other incentive, medical, vision, dental, hospitalization or other health insurance, life insurance, disability insurance or any other employee benefit plan, except to the extent such liabilities or obligations arise from or relate to benefits provided or accrued under such plans by virtue of employment with or by any Company or any Subsidiary, (g) liabilities or obligations which arise from costs and expenses incurred by a Company or any Subsidiary related to the transactions contemplated by this Agreement and
(h) with respect to the Environmental Losses described in Section 4.19(c) of this Agreement (the liabilities and obligations referred to in clauses (a) through (h) are collectively herein referred to as the "Company Excluded Liabilities").

     6.9 Confidentiality. The letter agreement, dated as of March 20, 1996, between Terex and [Citicorp Venture Capital, Ltd.] (the "Confidentiality Agreement") is hereby incorporated by reference herein in its entirety and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement (other than provisions therein dealing with information and other matters concerning Terex and not CMHC or the Companies, which provisions shall continue in full force and effect) and the obligations of Buyer under this Section 6.9 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

     6.10 Continuing Insurance Coverage. (a) From and after the Closing Date, Buyer shall procure, or shall caused to be procured, at its own expense and shall maintain in full force and effect (with reputable and financially sound U.S. domestic insurance companies having a rating of A or better by A.M. Best &

Company as of their respective latest evaluation dates and otherwise acceptable to Terex, or with such other insurance companies acceptable to Terex) the insurance coverage in the amounts, of the types and the characteristics set forth in this Section 6.10 and Schedule 6.10 attached hereto (each an "Insurance Policy", and collectively, the "Insurance Policies").

          (b) Buyer shall deliver to Terex, on the Closing Date and at least 45 days prior to each anniversary of the Closing Date, a certificate of authorized officers of Buyer (i) confirming that all of the Insurance Policies are in full force and effect on and as of such date and, with respect to such certificates being delivered in respect of an anniversary date, that all of such Insurance Policies will be in full force and effect on and as of such anniversary date, (ii) confirming the names of the companies issuing such Insurance Policies, (iii) confirming the amounts, the effective dates and the expiration dates of such Insurance Policies, (iv) confirming that all premiums in respect of such Insurance Policies have been paid in full and (v) certifying that such Insurance Policies fully comply with the requirements of this Section 6.10. Such certificate shall be accompanied by a certificate of a licensed insurance agent, broker or insurer approved by Terex (which approval shall not be unreasonably withheld) confirming the matters specified in the preceding sentence. In the event Buyer shall at any time fail to procure or maintain any of the Insurance Policies required hereby, Terex or any of its subsidiaries or affiliates may (but shall not be obligated to) procure and maintain such Insurance Policies in its own name or in the name of Buyer, CMHC or the Companies, as Terex shall elect, and Buyer shall and shall cause the Companies jointly and severally to reimburse Terex and its subsidiaries and affiliates for all costs and expenses (including, without limitation, all premiums) incurred or paid by Terex or any of its subsidiaries or affiliates in respect of such Insurance Policies.

          (c) Promptly upon receipt thereof and in any event within 30 days after the Closing Date, Buyer shall deliver to Terex a duplicate copy, certified by a licensed insurance agent, broker or insurer approved by Terex (which approval shall not be unreasonably withheld) of each Insurance Policy, each bearing a notation evidencing payment in full of the premium therefor listing Terex and Clark Equipment Company, a Delaware corporation ("CEC") and their respective past, present and future subsidiaries, affiliates and successors (including CMHC and the Companies) as additional insureds and stating that Terex is to be notified in writing in advance if the policy or policies are cancelled or coverage amounts reduced. Not less than 45 days prior to the expiration date of any Insurance Policy, Buyer shall deliver to Terex a certificate of insurance or binder of insurance with respect to each renewal policy in respect thereof, certified in each case by a licensed insurance agent, broker or insurer approved by Terex (which approval shall not be unreasonably withheld) listing Terex and CEC and their respective past, present and future subsidiaries, affiliates and successors (including CMHC and the Companies) as additional insureds and stating that Terex is to be notified in writing in advance if the policy or policies are cancelled or coverage amounts reduced. Promptly after receipt thereof and in any event within 30 days after the effective date of any such renewal policy, Buyer shall deliver to Terex a duplicate copy, certified by a nationally recognized insurance broker approved by Terex, of each such renewal policy, each bearing a notation evidencing payment in full of the premium therefor.

          (d) All of the Insurance Policies shall be written on an "occurrence" basis, unless otherwise agreed in writing by Terex, and shall (i) name Terex and CEC and their respective past, present and future subsidiaries, affiliates and successors (including CMHC and the Companies) as additional insureds, (ii) insure the interests of Terex, CEC and their respective subsidiaries, affiliates and successors regardless of any change in ownership of all or any portion of the Companies or any of their respective businesses or assets, (iii) waive any right of subrogation of the insurer(s) against Terex, CEC and their respective subsidiaries, affiliates and successors, (iv) waive any right of the insurer(s) to any set-off or counterclaim or any other deduction and (v) include a severability of interest and cross liability clause.

          (e) Buyer shall promptly notify Terex on a monthly basis of (i) any loss covered by any Insurance Policy and (ii) any material change in coverage under any of the Insurance Policies including, but not limited to, any reduction in coverage or amount, any increase in deductibles or self-insured retentions, or any change of insurer(s); provided that no alteration of any of the terms or conditions of any Insurance Policy which adversely affects Terex's, CEC's or any of their respective subsidiaries', affiliates' or successors (or any of their respective past, present or future directors', officers', employees' or agents') coverage thereunder (including, without limitation, any reduction in the scope or limit of coverage or any increase in deductibles or self-insured retentions) may be made to any of the Insurance Policies without the prior written consent of Terex which shall not be unreasonably withheld or delayed; provided further that any change to Insurance Policies shall be deemed not to adversely affect Terex, CEC or such other parties if it meets or exceeds the standards sets forth in Schedule 6.10.

     6.11 CMHC Cash and Intercompany Accounts at Closing. (a) CMHC shall be entitled, prior to the Closing, to collect and retain or cause to be collected and retained the proceeds of all items received in any bank account of CMHC (collectively, the

"Bank Accounts") or otherwise in respect of CMHC, (including the amount of any checks received by CMHC), and all other cash on hand, through the close of business on the day immediately preceding the Closing Date (the "Pre-Closing Cash"); provided, however, that CMHC may at its option not collect but leave in any of the Bank Accounts or other locations of CMHC, all or any portion of the Pre-Closing Cash, and the aggregate amount of such uncollected Pre-Closing Cash shall be paid to CMHC together with and in the same manner as the Purchase Price. If after the Closing it is determined that the amount of Pre-Closing Cash is greater or less than the sum of the amount, if any, that was collected by CMHC and the amount, if any, that was uncollected and paid together with the Purchase Price, Buyer shall pay CMHC or CMHC shall pay Buyer, as applicable, the difference between the two amounts promptly after such determination.

          (b) At the Closing, Buyer shall cause the release of Terex and all Sellers from any and all of their liabilities and obligations (contingent or otherwise) with respect to any and all guaranties, letters of credit, performance bonds and appeal bonds in effect on the Closing Date relating to the business, properties and/or assets of CMHC. CMHC has the right to retain, or Buyer shall cause to be paid to CMHC, (i) the lesser of $326,500 or 50% of the cash which is collateralizing or securing the guaranties, letters of credit, performance bonds and appeal bonds in effect on the date hereof relating to the business, properties and/or assets of CMHC and (ii) all cash which is collateralizing or securing any such guaranties, letters of credit, performance bonds and appeal bonds put into effect after the date hereof.

          (c) All intercompany accounts between Terex or any Seller, on the one hand, and any Company or any Subsidiary, on the other hand, shall be cancelled prior to the Closing Date, except accounts related to the purchase of equipment, goods or materials.

     6.12 Drexel Note. Notwithstanding anything contained to the contrary in this Agreement, (i) Sellers shall retain the notes receivable issued in connection with the sale of Drexel pursuant to the Drexel Agreement (the "Drexel Note") and (ii) the Drexel Note shall not be included in any calculation of Adjusted Working Capital pursuant to Section 2.3 of this Agreement.

     6.13 Employment and Employee Benefit Issues. (a) Buyer shall offer employment, commencing on the Closing Date, to all salaried and hourly employees of CMHC on the Closing Date, at substantially the same salary and wages which each such employee was receiving at such time from CMHC, other than those executive employees set forth on Schedule 6.13. Those employees who accept employment at the Closing Date or thereafter, are hereinafter referred to collectively as the "Transferred Employees." Buyer shall indemnify CMHC and its affiliates for any claims by any Transferred Employee (i) for severance pay or other compensation or benefits alleged to be owing by reason of the transactions contemplated hereby pursuant to any of the plans or policies referred to in Schedule 4.14 and (ii) under the Worker Adjustment Retraining and Notification Act, R.L. 100-379, as amended ("WARN"). Nothing contained herein shall (i) confer any third-party beneficiary right (actual or implied) upon any Transferred Employee or obligate Buyer to continue any Transferred Employee in its employ for any specified period of time or at any specified salary, wages or benefits after the Closing Date or
(ii) create any liability or obligation on the part of Buyer, the Companies or the Subsidiaries with respect to the agreements referred to in item 1 of
Schedule 4.9, all of which obligations shall be solely the responsibility of Terex or its affiliates (other than the Companies or the Subsidiaries).

          (b) Buyer shall establish or provide for the Transferred Employees hospitalization, medical, surgical, life insurance, severance, vacation plans and other employee benefit plans and programs similar to those that such Transferred Employees were receiving from CMHC immediately prior thereto. Buyer also shall credit Transferred Employees with their past service with CMHC for purposes of determining eligibility for vacation, severance payments and other employee benefits to the same extent such service was recognized under the corresponding plans of CMHC. Buyer will waive the eligibility and waiting periods normally applicable to its employee benefit plans and will also waive actively at work and preexisting conditions exclusions except to the extent such exclusions are applicable to the particular Transferred Employee under CMHC's employee benefit plans. Buyer shall be responsible for all benefits earned by Transferred Employees through service with CMHC prior to the Closing Date including, without limitation, vacation time.

     6.14  Change of Name.  (a)    On or prior to the Closing, CMHC shall
deliver to Buyer a duly executed and acknowledged certificate of amendment to its certificate of incorporation or other appropriate documents in form and substance suitable to Buyer for filing with the Secretary of State of the Commonwealth of Kentucky, which are required to change CMHC's corporate name to a new name bearing no resemblance to its present name so as to make the present name of CMHC available to Buyer from and after the Closing. Buyer is hereby authorized to file such certificate or other documents in order to effectuate such change of name at or after the Closing as Buyer shall elect.

          (b) On or prior to the Closing, CMHC shall deliver to Buyer a duly executed and acknowledged certificate of amendment to the certificate of incorporation or other appropriate documents in form and substance suitable to Buyer for filing with the Secretary of State of the State of Michigan, which are required to change the corporate name of Clarklift of Western Michigan, Inc. to a new name bearing no resemblance to its present name. Buyer is hereby authorized to file such certificate or other documents in order to effectuate such change of name at or after the Closing as Buyer shall elect.

     6.15 Covenant Not to Compete. From and after the Closing Date, without the prior written consent of Buyer, each of Terex, CMHC, and each Seller will not (i) directly or indirectly, engage in any business, activity or operation competitive with Buyer's conduct of the current business of CMHC and the Companies, (ii) manufacture, market or sell anywhere in the world any products currently being manufactured, marketed or sold by CMHC or the Companies or any product presently under development by CMHC or the Companies or (iii) directly or indirectly, induce, solicit, aid or assist any other person to induce or solicit, employees, salespersons, agents, consultants, distributors, representatives, advisors, customers or suppliers of such business to terminate, curtail or otherwise limit their employment or business relationships with the business of CMHC and the Companies conducted by Buyer; provided, however, that notwithstanding anything else contained in this
Section 6.15 to the contrary, from and after the Closing Date, Terex, each Seller and any affiliates thereof (excluding CHMC and the Companies) ("Affiliates") shall be permitted to (i) engage in any business, activity or operation that Terex, any Seller or their Affiliates are currently engaged or
(ii) manufacture, market or sell any products that Terex, any Seller or any Affiliate currently manufactures, markets or sells or any product currently under development by any of them. This covenant not to compete shall extend for a period of ten years from the Closing Date.

     6.16 Financial Information. Sellers shall deliver to Buyer copies of the Statutory 1995 financial statements of Clark Germany when such financial statements are filed with the applicable governmental authorities.

     6.17 Tax Assessments. Sellers and Terex shall cause the tax assessment referred to on Schedule 4.11 to be paid or otherwise satisfied prior to Closing.

     6.18 Transfer of Clarklift Washington Shares. Subject to compliance with the terms and conditions of this Agreement, and subject further to compliance with the terms of that certain Agreement, dated April 1, 1982, among Clarklift of Washington/Alaska, Inc., C.T. Caughell, R.K. Mathias, Jr. and Clark Equipment Company (as assignee of Clark Equipment Credit Corporation ("Clarklift Washington Shareholders Agreement"), at the Closing, CMH Acquisition shall transfer and assign to Buyer, and Buyer shall accept from CMH Acquisition, all of the shares of Clarklift Washington/Alaska, Inc. (the "Clark Washington Shares") owned by CMH Acquisition, for no additional consideration;

provided that, if prior to Closing, CMH Acquisition shall have sold the Clarklift Washington Shares, CMH Acquisition, at the Closing, shall remit the net proceeds of sale received by it to Buyer in lieu of transferring and assigning the Clarklift Washington Shares. If CMH Acquisition is unable to comply with the terms of the Clarklift Washington Shareholders Agreement and effect the transfer and assignment of the Clarklift Washington Shares to Buyer, at the Closing, CMH Acquisition shall have no obligation to transfer and assign the Clarklift Washington Shares to Buyer and the Purchase Price specified in Section 2.1 shall not be reduced; provided that in lieu thereof, CMH Acquisition shall assign to Buyer, at Closing, all of its rights to receive payment or other distributions with respect to those shares and otherwise reasonably provide Buyer with all of the benefits, risks, liabilities and burdens of ownership of the Clark Washington Shares.

     6.19 Consent to Assignment of Agreements. Terex and Sellers agree to obtain the consent required of any third parties to the assignment to Buyer of the agreement listed on Schedule 6.19(c) on or prior to the Closing Date. Notwithstanding the foregoing or anything to the contrary contained herein, Buyer acknowledges and agrees that none of the Sellers or Terex will obtain consent of any third parties to the assignment to Buyer of the agreements listed on Schedule 6.19 as a condition to Closing hereunder; provided, however, such acknowledgment and agreement does not constitute a waiver by Buyer of any of its rights to indemnification pursuant to Article 9.

     6.20 Guaranties, Letters of Credit, Etc. (a) At the Closing, Buyer shall cause the release of Terex and all Sellers from any and all of their liabilities and obligations (contingent or otherwise) with respect to any and all guaranties, letters of credit, performance bonds and appeal bonds disclosed to Buyer and relating to the business, properties and/or assets of any of the Companies or the Subsidiaries. If the Buyer is unable to obtain a release of any guaranty of Terex or any Seller after use of all commercially reasonable efforts by Buyer, such inability shall not constitute a breach of this Section 6.20, provided that Buyer shall deliver to Terex or Seller, as the case may be, a guaranty in favor of Terex or Seller, as the case may be, substantially in the form of such guaranty continuing after the Closing and otherwise reasonably acceptable to Terex and the Sellers.

          (b) After the Closing, Buyer shall use commercially reasonable efforts to promptly cause the release of Terex and all Sellers from any and all of their liabilities and obligations (contingent or otherwise) with respect to any and all guaranties of Terex or the Sellers continuing after the Closing Date pursuant to clause 6.20(a) above and any and all guaranties, letters of credit, performance bonds and appeal bonds determined to exist after the Closing which relate to the business, properties and/or assets of any of the Companies or the Subsidiaries as soon as practicable after the Closing Date.

     6.21 Buyer's Financing. (a) Sellers and Terex shall cooperate with Buyer in respect of any proposed public offering or private placement of securities and arrangements of other financing by Buyer, a portion of the proceeds of which are to be used to finance the Purchase Price by Buyer, working capital and fees and expenses in connection therewith (the "Financing"); provided, however, that neither Sellers nor Terex shall be obligated to participate in the Financing or incur any liability with respect thereto. Each party providing all or a portion of the Financing shall be entitled to rely in connection therewith on the documents delivered in accordance with Section 7.3(a). Buyer shall use commercially reasonable efforts to complete the Financing prior to or on December 12, 1996.

          (b) Buyer shall give Sellers and Terex a reasonable opportunity to review any references to Sellers, Terex, this Agreement or the transactions contemplated hereby in any registration statement or private placement memorandum relating to the Financing (the "Offering Documentation") and any amendments or supplements thereto by providing to Sellers and Terex drafts of such Offering Documentation or any amendments or supplements thereto prior to filing such documents with the Securities and Exchange Commission or distributing such documents to potential purchasers of privately placed securities and allowing Sellers and Terex a reasonable opportunity to review and comment thereon.

          (c) Buyer acknowledges and agrees that the cooperation by Sellers and Terex provided for in clause (a) hereof and any review of any Offering Documentation and any comments thereon provided by Sellers and Terex pursuant to clause (b) hereof shall not render Sellers or Terex in any way responsible for such Offering Documentation, or the accuracy or completeness thereof.

          (d) As an inducement to Sellers and Terex to cooperate with Buyer under this Section 6.21, (i) Buyer will, and hereby does, indemnify and hold harmless each of Terex and the Sellers (each, a "Terex Entity" and collectively, the "Terex Entities"), and each of their respective directors, officers, partners, counsel, employees, agents and affiliates and each other person or entity, if any, who controls each Terex Entity within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (together with the Terex Entities, the "Indemnified Party"), to the fullest extent from and against losses, claims, damages, or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act, the Exchange Act or any other federal, state or common law rule or regulation, or otherwise, insofar as such losses, claims, damages or liabilities, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof), arise out of, are based upon or relate to the Financing and the Offering Documentation, and Buyer will reimburse each Indemnified Party for any legal or other expenses incurred by them in connection with investigating, preparing or defending any such loss, claim, liability, action or proceeding, whether or not in connection with litigation in which any Indemnified Party is a party; provided, however, that Buyer shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action or proceeding, in respect thereof) or expense is based upon an untrue statement or omission made or alleged untrue statement or omission made in reliance on and in conformity with written information furnished to Buyer, including, but not limited to, the representations and warranties contained in this Agreement.

          (ii) If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then Buyer, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, actions, proceedings or expenses (A) in such proportion as is appropriate to reflect the relative fault of Buyer on the one hand and the Terex Parties on the other, which resulted in such losses, claims, liabilities, actions, proceedings or expenses, as well as any other relevant equitable considerations, or (B) if allocation provided by clause (A) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative fault but also the relative benefits received by Buyer on the one hand and the Terex Parties on the other, as well as any relevant equitable considerations. Buyer and Terex and Sellers agree that it would not be just and equitable if the contribution were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein.

          (iii) The provisions of this Section 6.21 shall (A) remain in full force regardless of any investigation made by or on behalf of any Indemnified Party, (B) survive both the termination of this Agreement pursuant to Article 8 hereof and the Closing and have no expiration date, (C) be in addition to any liability that Buyer might otherwise have under this Agreement and (D) be binding upon any successors or assigns of Buyer and successors and assigns to all or substantially all of Buyer's business and assets.

     6.22 Inspections. Between the date of execution of this Agreement and Closing, Buyer shall have the right to perform an inspection consistent with the current standards of environmental due diligence of the Facilities, including both an inspection equivalent to that described in ASTM Standard E 1527-94 and an adequate regulatory compliance assessment. The Buyer shall conduct such tests of soil, groundwater and evaluations of the environmental compliance of the Facilities as Buyer deems necessary in its reasonable judgment. Sellers and Terex shall provide Buyer and its agents reasonable access to the Facilities during normal business hours upon reasonable notice to conduct such inspections and tests. Buyer shall promptly inform Seller of the results of its tests and evaluations. Buyer's rights under this Section
6.22 are subject to the condition that the inspections and testing to be conducted shall not (i) unreasonably interfere with the business operations of Terex, any Seller, any Company or any Subsidiary, (ii) damage any asset or property of Terex, any Seller, any Company or any Subsidiary and (iii) cause Terex, any Seller, any Company or any Subsidiary to be in material breach of any lease or other agreement relating to the Facilities; provided, however, that neither Terex nor any Seller shall be deemed to have breached any representation or warranty herein to the extent that such breach was caused (as opposed to discovered) by Buyer's actions under this Section 6.22.

     6.23 Korean Fines and Penalties. Buyer agrees to use commercially reasonable efforts to take, and cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to minimize any Korean Fines and Penalties. Buyer shall not take any action to, and shall cause no action to be taken to, directly or indirectly, cause any increase in any Korean Fines and Penalties.

     6.24 Retrospective Premiums. Buyer shall provide Terex and the Sellers with such information and records, and use such commercially reasonable efforts, as may be necessary or desirable to assist Terex in researching, substantiating and defending any claim for payment of Retrospective Premiums by Terex or any Seller.

     6.25 Undertaking. (a) Sellers and Terex agree to undertake any action necessary to cause the Companies and the Subsidiaries to comply with the covenants set forth in this Article 6, to the extent applicable to the Companies and the Subsidiaries, as the case may be.

          (b) To the extent permitted, Sellers shall cause Buyer and any permitted assignee under this Agreement to be listed as "named insureds" on all insurance policies carried by the Sellers and the Companies.

                                   ARTICLE 7

                            CONDITIONS OF CLOSING;
                        DOCUMENTS DELIVERED AT CLOSING

     7.1 Condition Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Shares and the CMHC Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Buyer:

          (a) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

          (b) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal.

          (c) All Liens related to Excluded Liabilities, the Company Excluded Liabilities and any other liability not assumed by Buyer hereunder, including Liens marked with a double asterisk on Schedules 4.6, 4.7 and 4.16 shall have been released or removed.

          (d) Buyer having received the proceeds of the Financing required to effect the transactions contemplated by this Agreement and to pay related fees and expenses on such terms and conditions as are reasonably satisfactory to Buyer in an amount equal to at least $145,000,000, prior to or at the Closing.

     7.2 Conditions Precedent to Obligations of Sellers. The obligation of CMH International to consummate the sale of the Clark Germany Shares owned by it, CMH Acquisition to consummate the sale of the CMH Acquisition Shares owned by it, CMHC to consummate the sale of the CMHC Assets and Clark Michigan to consummate the sale of the Clark Korea Shares under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may waived by Sellers:

          (a) Buyer shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (b) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

          (c) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal.

     7.3 Documents to be Delivered at Closing. (a) At the Closing, Terex and Sellers shall deliver, or cause to be delivered, to Buyer the following:

               (i) certificates representing the Shares (together with all rights then or thereafter attaching thereto), with valid stock powers attached or, with respect to the Clark Germany Shares, a notarial deed or deeds;

               (ii) bills of sale, assignments and assumptions of leases, assignments and assumptions of contracts, a deed for the Owned Property and such other instruments of transfer and assignment of the CMHC Assets;

               (iii) a copy of resolutions of the board of directors of Terex and each Seller authorizing the execution, delivery and performance of this Agreement by Terex and such Seller and a certificate of the secretary or assistant secretary of Terex and each Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

               (iv) a certificate, dated the Closing Date, of the President or a Vice President of Terex and each Seller certifying that the representations and warranties specified in Sections 4.27 and 4.28 are true and correct; it being understood that (A) for the purposes of the certificate delivered pursuant to this Section 7.3(a)(iv), the representations and warranties of Terex and Sellers specified in Sections
     4.27 and 4.28 shall be true and correct in all material respects unless the facts, events or circumstances giving rise to any untruths or inaccuracies in such representations or warranties are such as to result in a Material Adverse Change and (B) the foregoing standard of materiality shall not apply in connection to any claims for indemnification by Buyer under Article 9 hereof;

               (v) an affidavit of Sellers required by Section 1445(b)(2) of the Code;

               (vi) opinion of general counsel of Terex in the form attached hereto as Exhibit A;

               (vii) the written resignations of the directors and officers of each of the Companies and Subsidiaries as Buyer shall request at least five business days prior to Closing;

               (viii) stock powers, notarial deeds and other instruments necessary to transfer to Buyer or its nominees, without additional consideration, Shares owned by any person other than the Sellers, including, but not limited to, the directors and employees of the Companies referenced on Schedule 4.5; and

               (ix) an agreement relating to the distribution of parts through the Terex Distribution Center substantially in the form attached as Exhibit B.

          (b) At the Closing, Buyer shall deliver to Terex and Sellers the following:

               (i) payment of the Purchase Price and evidence of the wire transfer referred to in Section 2.2;

               (ii) instruments of assumption of the CMHC Liabilities (collectively, the "Assumption"); and

               (iii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect.


                                   ARTICLE 8

                         TERMINATION AND OTHER MATTERS

     8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer, on the one hand, and Sellers and Terex, on the other hand.

     8.2 Termination Either by Sellers and Terex or by Buyer. This Agreement may be terminated either by Sellers and Terex, on the one hand, or by Buyer, on the other hand, if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     8.3 Termination by Sellers and Terex. This Agreement may be terminated by Sellers and Terex at any time prior to the Closing if: (a) the Closing shall not have occurred on or prior to December 12, 1996, and the parties hereto agree that time is of the essence with respect to such date; (b) there has been a material breach of any representation or warranty of Buyer contained in this Agreement; and (c) there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of Buyer, which breach is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice of such breach is given by Terex or any Seller to Buyer and (ii) December 12, 1996.

     8.4  Termination by Buyer.

          (a) This Agreement may be terminated by Buyer at any time prior to the Closing, if (i) the Closing shall not have occurred on or prior to December 12, 1996 or (ii) the conditions to Closing set forth in Section 7.1 shall not have been satisfied or waived.

          (b) In the event that Buyer fails to consummate the purchase of the Shares and the CMHC Assets under this Agreement for any reason other than (i) termination by Buyer as permitted pursuant to Sections 8.1 or 8.2, (ii) the failure by Terex and Sellers to satisfy the conditions precedent as set forth in Sections 7.1 (a), (b) and (c), (iii) the failure to satisfy the conditions precedent as set forth in Sections 7.2(b) or (c), or (iv) the failure of Terex and the Sellers, at the Closing, to deliver, or cause to be delivered, to Buyer, the respective documents and instruments required to be delivered by them pursuant to Section 7.3(a), Buyer shall pay to Terex and Sellers as liquidated damages an amount equal to $5,000,000 (the "Buyer Payment") as compensation, and not as a penalty, for any and all losses, costs, damages and expenses, whether foreseen or unforeseen, all or a part of which may be incapable of accurate measurement. Buyer acknowledges that the right of Terex and Sellers to receive liquidated damages was specifically bargained for by Terex and Sellers and constitutes a material inducement to Terex and Sellers to enter into this Agreement. The payment by Buyer of the Buyer Payment and Terex's and Sellers' right to receive such payments shall constitute full and final satisfaction of all liabilities and obligations of Buyer to Terex, Sellers, the Companies and the Subsidiaries under this Agreement and shall constitute the sole remedy of Terex, Sellers, the Companies and the Subsidiaries with respect to Buyer's failure to consummate the transactions contemplated by this Agreement.

     8.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, all rights and obligations of the parties hereto shall terminate, except the rights and obligations of the parties pursuant to the provisions of Sections 6.4, 6.5, 8.4(b), 11.1, 11.2, 11.3, 11.5, 11.7, 11.8, 11.9 and the
Confidentiality Agreement referred to in Section 6.9.

     8.6 Standstill Agreement. Terex has been in negotiations with other parties concerning a possible sale of the Business and such other parties have obtained certain information relating thereto. Terex and Sellers each agree to immediately terminate, and to cause their representatives, agents, officers, employees, lawyers and accountants to terminate, all negotiations and communications with or on behalf of other parties and, after the date of execution of this Agreement up to the date of Closing, agree not to, and to cause their representatives, agents, officers, employees, lawyers and accountants not to, directly or indirectly, solicit, communicate, negotiate or enter into other discussions with, or on behalf of, any parties relating to the sale of all or any part of the Business except Buyer, and further agree, without limitation of the foregoing, not to provide this Agreement or any financial or operating information to any other party. Buyer shall be entitled to pursue any and all remedies to which it may be entitled at law or in equity for violations of this Section 8.6. Terex and the Sellers agree that Buyer will suffer irreparable damage in the event that any of the provisions of this Section 8.6 were not performed in accordance with its terms or was otherwise breached. It is accordingly agreed that Buyer shall be entitled to the remedy of specific performance of the terms of this Section
8.6 and injunctive relief preventing any breach of the terms of this Section 8.6, by Terex, Sellers, the Companies and the Subsidiaries this being in addition to any other remedy to which Buyer may be entitled at law or in
equity.   Sellers and Terex agree to cause the Companies and the Subsidiaries to comply with all of the terms of this Section 8.6.



                                   ARTICLE 9

                           SURVIVAL; INDEMNIFICATION

     9.1 Survival. The representations and warranties of Terex, Sellers and the Companies contained in this Agreement shall survive the Closing for the period set forth in this Section 9.1. All of the representations and warranties of Sellers and Terex contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 16 months after the Closing Date, except that (a) the representations and warranties in Sections 4.2, 4.6, 4.7, 4.22 and 4.27 shall have no expiration date and (b) the representation and warranty in Section 4.11 shall survive, with respect to any Tax Return, until the applicable statute of limitations has run for any such Tax Return required to be filed on or before the date of this

Agreement. All of the representations and warranties of Buyer contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 16 months after the Closing Date, except that the representations and warranties in Sections 5.2, 5.5 and 5.6 shall have no expiration date; it being understood that in the event notice of any claim for indemnification under Section 9.2(a)(i) or Section 9.2(b)(i)(x) hereof shall have been given (within the meaning of Section 11.5) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim only until such time as such claim is finally resolved. The covenants and agreements of Terex, Sellers, the Companies and Buyer contained in this Agreement shall survive the Closing and have no expiration date. No investigation by Buyer or on its behalf heretofore or hereafter conducted shall affect the representations, warranties or covenants of Sellers and Terex set forth in this Agreement.

     9.2 Indemnification. (a) If the Closing shall occur, subject to the provisions of this Article 9, Sellers and Terex shall jointly and severally indemnify Buyer and its affiliates (including the Companies and the Subsidiaries) and hold each of them harmless from and against, and in respect of, any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Losses") which are incurred or suffered by any of them (i) by reason of the breach of any of the representations or warranties made by Terex and Sellers herein for the period such representation or warranty survives,
(ii) by reason of the failure by Terex or Sellers to perform or comply with any of the covenants or agreements contained in this Agreement to be performed or complied with by Terex or Sellers, (iii) with respect to the Excluded Liabilities and the Company Excluded Liabilities or (iv) by reason of failure to obtain the consents to assignment referenced in Schedules 6.19. Any recovery by Buyer and its affiliates for a Loss incurred or suffered by reason of a breach of any of (x) the representations and warranties made by Terex and Sellers or (y) the covenants and agreements of Terex and Sellers pursuant to Sections 6.1(a), 6.1(e) and 6.19, shall be limited as follows: (1) Buyer and its affiliates shall not be entitled to any recovery unless a claim for indemnification is made within the time period of survival set forth in
Section 9.1; (2) Buyer and its affiliates shall not be entitled to recover any amount for indemnification claims under this Section 9.2(a) unless and until the amount which Buyer and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $2,000,000, in which event (subject to clause (3) below) the entire amount which Buyer and its affiliates are entitled to recover in respect of such claims less the amount of $1,000,000 shall be payable; and (3) the maximum aggregate amount recoverable by Buyer and its affiliates for all indemnification claims under this Section 9.2(a) shall in the aggregate be equal to $25,000,000; provided, however, that (x) with respect to Losses resulting from the assignment of the item listed on Schedule 6.19(a) the limitation set forth in clause (2) of this Section 9.2(a) shall not apply and
(y) with respect to Losses resulting from Excluded Liabilities or Company Excluded Liabilities the limitations set forth in clauses (2) and (3) of this
Section 9.2(a) shall not apply.

     (b)  If the Closing shall occur:

               (i) Buyer, the Companies and the Subsidiaries shall jointly and severally indemnify Sellers and Terex and their respective affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (x) by reason of the breach by Buyer of any of the representations or warranties made by Buyer herein for the period such representation or warranty survives or (y) by reason of the failure by Buyer (and from and after the Closing, the Companies and the Subsidiaries) to perform or comply with any of the covenants or agreements contained in this Agreement or in the Assumption to be performed or complied with by any of them at or after the Closing, provided, however, that Sellers and Terex and their respective affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with paragraph (d)(i) of this Section 9.2 and within the time period of survival set forth in Section 9.1.

               (ii) Buyer, the Companies and the Subsidiaries shall, without restriction as to time, minimum or maximum, jointly and severally indemnify Sellers and Terex and their respective affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them with respect to or arising out of the CMHC Assets, the CMHC Liabilities and the respective businesses of the Companies and the Subsidiaries (except for Losses with respect to or arising out of the Excluded Liabilities or the Company Excluded Liabilities) (whether the event or occurrence giving rise to such Loss occurs prior to or after the Closing), including, without limitation, Losses relating to Environmental Laws, product liability, relations with customers or creditors, third party claims, employee benefit matters, insurance matters, Owned Property, Leased Property or Intellectual Property Rights. The indemnification provided herein by Buyer, the Companies and the Subsidiaries in favor of Terex shall not expand the scope or amount of the indemnification obligations that Buyer, the Companies and the Subsidiaries would otherwise have pursuant to this
     Article 9.

               (iii) Without limiting the generality of clauses (i) and (ii) of this Section 9.2(b), with respect to any actions, suits and proceedings against, and any Losses (as hereinafter defined) and other liabilities of CMHC, the Companies or the Subsidiaries arising out of events or circumstances occurring or existing prior to the Closing Date which are covered by existing insurance policies of Sellers, Terex, the Companies or the Subsidiaries except as may relate to Excluded Liabilities (each, a "Covered Liability"), the Buyer, the Companies and the Subsidiaries jointly and severally, shall indemnify Sellers and Terex for all deductibles, self-insured retentions, exclusions and other amounts, losses and expenses to the full extent not paid, for whatever reason, under such policies. Buyer shall or shall cause the Companies and the Subsidiaries to prosecute and defend each such Covered Liability in a timely and prudent fashion. The Buyer may, and may cause the Companies and the Subsidiaries to, settle or compromise any such Covered Liabilities without Terex's prior written consent only so long as the Sellers and Terex are indemnified fully hereunder. All out-of-pocket costs of prosecuting, defending and administering such Covered Liabilities and all costs incurred in settlement or by judgment or order or otherwise in respect thereof, including but not limited to amounts necessary to maintain claim funds, and the allocable share of all increased retrospective premiums (excluding the Retrospective Premiums) payable under such insurance policies, shall be the joint and several responsibility of Buyer, the Companies and the Subsidiaries, and such responsible parties shall promptly, reimburse Sellers and Terex for any amounts which are advanced by Sellers and Terex for these purposes, it being understood that Sellers and Terex shall be under no obligation to make any such advance.

               (iv) Buyer, on the one hand, and Sellers and Terex, on the other hand, agree that the amount of any Covered Liability referred to in
     Section 9.2(b)(iii) which is not payable or paid under any insurance policy referred to in Section 9.2(b)(iii) because (w) it is part of the deductible or self-insured retention, (x) it exceeds the maximum coverage under any such policy, (y) of the inability or refusal of the insurance carrier(s) to pay such Covered Liability or (z) for any other reason, shall be the joint and several obligation and responsibility of Buyer, the Companies and the Subsidiaries unless the reason for non-payment arises from any action or inaction of the Sellers, Terex or any Company on or prior to the Closing Date.

Notwithstanding anything to the contrary contained in this Article 9, Clark Germany shall be required to indemnify hereunder only to the extent that its obligations to indemnify are lawful under applicable law and do not result in material adverse tax consequences. In the event of the sale of Clark Germany to one or more entities that are not affiliates of Buyer, Clark Germany shall be relieved of its indemnification obligations hereunder, provided that the proceeds of sale of Clark Germany are retained by Buyer for use in the business, including, without limitation, the payment of funded indebtedness.

          (c) Sellers and Terex shall jointly and severally indemnify Buyer and its officers, directors, employees, agents, advisors, representatives or controlling persons and hold each of them harmless from any Losses that arise after the date of this Agreement with respect to any claim, action, suit or proceeding relating to the Stock and Asset Purchase and Sale Agreement among Terex Corporation, CMH Acquisition Corp., CMH Acquisition International Corp., Clark Material Handling International, Inc. Clark Material Handling Company and Clark Acquisition Corp. dated as of July 24, 1996 or the termination thereof.

          (d)  (i)     In the event that any party shall incur or suffer any
Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 9.2, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

               (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

               (iii) In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Notice, notify the

Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within 45 days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of such claims (other than those incurred by the Indemnitee which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim and, if applicable, only to the extent required by the second sentence of Section 9.2(a). Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. In the case of a claim for indemnification made under Section 9.2(a) or 9.2(b)(i), (a) if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within 10 days after the occurrence of a final non-appealable determination with respect to such third party claim, the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, including, without limitation, the second sentence of Section 9.2(a)), and (b) in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within 10 days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, including, without limitation, the second sentence of
Section 9.2(a)).

          (e) The provisions of paragraph (d) of this Section 9.2 shall apply to all claims for indemnification hereunder except indemnification claims which involve tax matters pertaining to any of the Companies, which claims shall be governed by Article 10.

          (f) If the Closing shall occur, the indemnification provided in this Section 9.2 shall be the sole and exclusive remedy of Buyer, Sellers, Terex and the Companies under this Agreement for any inaccuracy or breach of any representation or warranty of Buyer or Sellers or Terex or any failure of Buyer or Sellers or Terex to comply with any of the covenants or agreements contained herein. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

          (g) In no event shall Sellers, Terex, the Companies, the Subsidiaries or Buyer be liable for loss of profits or consequential damages under this Article 9.


                                  ARTICLE 10

                                  TAX MATTERS

     10.1 Tax Returns. (a) Subject to Section 10.1(c), Terex, CMH Acquisition and CMH International (individually, a "Parent Company" and together the "Parent Companies") shall be responsible for the preparation and timely filing of any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes (as hereinafter defined) (collectively, "Tax Returns") of the Companies and the Subsidiaries relating to any taxable year or period that ends on or before the Closing Date (a "Pre-Closing Period"). Tax Returns relating to a Pre-Closing Period are hereinafter referred to as "Pre-Closing Tax Returns." Pre-Closing Tax Returns shall be filed on or before their respective due dates (including extensions). Such Tax Returns shall be prepared on a basis consistent with Tax Returns prepared for prior taxable periods, except as otherwise required by law or regulation. If any such Tax Returns cannot be completed and filed by a Parent Company until after the Closing Date, Buyer shall cause the relevant officer(s) of the Companies and Subsidiaries to sign and file such Tax Returns after they have been completed by such Parent Company (and before the due date of such Tax Returns), and each Parent Company agrees that such post-Closing execution shall not detract from or otherwise affect such Parent Company's liability for any Taxes shown on such Tax Returns to the extent provided in Section 10.2(a). "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, employment, property, sales, franchise, use and gross receipts taxes and withholding taxes imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and shall also include any interest, penalties or additions to tax attributable to such assessments.

          (b) Buyer shall be responsible for the preparation and timely filing of all Tax Returns of the Companies and the Subsidiaries for all taxable periods commencing after the Closing

Date (the "Post-Closing Period"). If Buyer takes any position or uses any methodology on any such Tax Return that is inconsistent with any position or methodology taken or used by the Companies, the Subsidiaries or any Parent Company in prior periods (unless Buyer's position or methodology giving rise to the inconsistency is required (i) by a law or regulation, or (ii) in the opinion (reasonably acceptable to Parent Companies and their counsel) of a reputable law firm (the "Law Firm") reasonably satisfactory to Parent Companies and their counsel, by other applicable legal authorities in effect for the taxable period covered by such Tax Return), then Buyer shall be responsible for, and shall indemnify and hold harmless, on an after-tax basis, Parent Companies against, any increase in Taxes with respect to any Pre-Closing Period resulting from such inconsistent position or methodology. Buyer shall not make any assertion or make any election the effect of which would be to exclude the Companies or the Subsidiaries, to the extent otherwise eligible therefor, from any Parent Company's consolidated federal Tax Return (or any consolidated or combined state, county or local Tax Return of such Parent Company's consolidated group) for any Pre-Closing Period unless required by law or regulation.

          (c) Notwithstanding anything to the contrary contained in Section 10.1(a), Buyer shall be responsible for the preparation and timely filing of any Tax Returns of the Companies and the Subsidiaries for taxable periods, if any, that begin before the Closing Date and end on or after the Closing Date ("Straddling Returns"). Straddling Returns shall be prepared on a basis consistent with Tax Returns prepared for prior taxable periods (except as otherwise required (i) by law or regulation, or (ii) in the opinion (reasonably acceptable to Parent Companies and their counsel) of the Law Firm, by other applicable legal authorities). Notwithstanding anything to the contrary contained in this Article 10, at least 15 days prior to the filing of any Straddling Returns required to be caused to be filed by Buyer hereunder, Buyer shall submit copies of such returns to Parent Companies for their review and approval and Parent Companies shall have 10 days after receipt of such returns to approve or state all objections to such returns. In the event of any dispute with respect to any Straddling Returns, Buyer shall file the final form of such returns prior to the due date therefor without prejudice to Seller's right to dispute the amount of Taxes for the tax period covered thereby. Seller shall pay to Buyer, as and when required to do so under
Section 10.3(a), so much of any Tax liability shown on a Straddling Return as is properly allocable to a Pre-Closing Period, net of any current Tax savings directly or indirectly received by Buyer as a result of paying such Tax liability. The portion of each Company's and each Subsidiary's taxable income, gain, loss and any resulting Tax shown on a Straddling Return which is properly allocated to a Pre-Closing Period shall be determined by (i) assuming that each Company's and each Subsidiary's taxable year ends as of the close of business on the Closing Date, (ii) allocating to the Pre-Closing Period any other income, gain, loss or deduction of each Company and each Subsidiary's from any source, by closing, on an actual basis (or if an actual closing is not feasible, on a pro forma basis taking into account extraordinary items, allocated solely to the Pre-Closing Period) on the books of the Companies and the Subsidiaries as of the close of business on the Closing Date, and (iii) preparing Tax Returns based on the income, gain and losses determined on a basis consistent with the methodology and elections employed by the Companies and the Subsidiaries in prior years as adjusted to reflect any subsequent adjustments to such returns.

          (d) Except as otherwise required by any then effective law or regulation or, in the opinion (reasonably acceptable to Parent Companies and their counsel) of the Law Firm by other applicable legal authorities, without the prior written consent of Parent Companies, (i) Buyer and its affiliates shall not make or cause the Companies or the Subsidiaries to make any election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing the Tax liability of the Companies or the Subsidiaries with respect to any Pre-Closing Period or (ii) Buyer and its affiliates shall not engage in or cause any of the Companies or the Subsidiaries to engage in, any transactions or activities on the Closing Date that are outside the ordinary course of business that would have the effect of increasing the Tax liability of any of Terex or the Sellers or any of their Affiliates.

          (e) If, consistent with the provisions of this Article 10, a Parent Company desires to amend a Pre-Closing Tax Return, Buyer shall cooperate in such matter to the extent reasonable. Each Parent Company shall indemnify and hold the Companies, the Subsidiaries and Buyer harmless, on an after-tax basis, against any increase in any Taxes with respect to Post-Closing Periods resulting from any such amendment.

          (f) Each Parent Company shall retain all books, records, returns, schedules, documents and all papers or relevant items of information relating to the Federal, state, foreign or other Tax liability of the Companies and the Subsidiaries for any Pre-Closing Period, until the expiration of all statutes of limitations for claims to which such documents may pertain; provided that if the statute of limitations for such claims survive indefinitely (for example, with respect to net operating losses), such Parent Company shall retain the documents pertaining to such claims for a period of seven years after the Closing Date. Thereafter, such Parent Company shall have the right to dispose of or destroy any such items; provided that, as to any items identified by Buyer, Buyer shall have the right, at its sole cost and expense, promptly to remove or obtain copies

(or, if necessary, originals) of such items and take whatever action Buyer may desire with respect to such items. Notwithstanding the foregoing, each Parent Company shall reasonably cooperate with Buyer and furnish copies of any such items to Buyer, at Buyer's sole cost and expense, upon written request.

     10.2 Liability for Taxes. Parent Companies and Buyer hereby covenant and agree that, as between Parent Companies, on the one hand, and Buyer, on the other hand, and except as otherwise provided in Section 10.3:

          (a) Except as otherwise provided in Section 10.1(b), Parent Companies shall be liable for all Taxes payable by or with respect to the Companies, the Subsidiaries or Parent Companies (i) for the Pre-Closing Periods, and (ii) for the portion of periods covered by Straddling Returns that are properly allocated to Pre-Closing Periods under Section 10.1(c).

          (b) Buyer shall be liable for and shall pay, or shall cause the Companies or the Subsidiaries, as applicable, to pay, and Parent Companies shall not be required to pay or reimburse Buyer or the Companies or Subsidiaries for, all Taxes payable by the Companies and the Subsidiaries for all periods, other than Taxes for which either Parent Company is responsible pursuant to Sections 10.1(e) and 10.2(a).

     10.3 Certain Tax Payment Responsibility. Notwithstanding anything in this Article 10 to the contrary:

          (a) If a Parent Company is liable under Section 10.2(a) for any Taxes that are required to be reported on a Tax Return prepared by such Parent Company, such Parent Company shall be responsible for paying such Taxes to the relevant taxing authorities on or before the date that such Taxes are due. If Buyer is liable under Section 10.2(b) for any Taxes that are required to be reported on a Tax Return prepared by Buyer, Buyer shall be responsible for paying such Taxes to the relevant taxing authorities on or before the date such Taxes are due. If one party (the "Payor") is liable for a Tax pursuant to Section 10.2 and such tax is required to be reported on a Tax Return prepared by the other party (the "Preparer") under Section 10.1, including any Tax imposed as a result of any subsequent adjustment, the Payor shall pay such Tax to the Preparer on or before the later of (i) five days before the date the Preparer intends to pay the Tax, provided the Preparer's request for payment is in a writing signed by an officer of the Preparer and is accompanied by a copy of the applicable Tax Return and, if necessary, a statement reflecting the calculation of the amount of the Tax for which the Payor is liable, and, where applicable, (ii) the date by which the Parent Companies are required to approve or object to the Tax Return under the procedures described in Section 10.1(c). If there is an objection to a Straddling Period return which is not resolved prior to the due date for the Tax in questions, Seller shall pay the undisputed portion of such tax no later than such due date. The dispute with regard to the balance of such Tax shall be resolved by C & L whose fee shall be paid in equal shares by Seller and Buyer. Seller shall, within two days after C & L decision pay the balance of tax due from Seller, if any, together with interest based on the statutory interest rate applicable to deficiencies of such Tax. The Preparer shall remit, or cause to be remitted, any amount paid to the Preparer by the Payor to the appropriate taxing authority within two days after the Preparer receives such payment (but in no event after the due date), and, if the Preparer does not so remit the funds, such Tax shall become a liability of the Preparer for purposes of this Agreement, and the Payor shall have no further liability hereunder with respect to such Tax.

          (b) Buyer agrees that it shall not set off, offset or recoup any amounts due to a Parent Company pursuant to this Section 10.3 and shall not defend any failure to make payment when due in accordance with this Section
10.3 by reason of the alleged failure of such Parent Company to indemnify and hold harmless Buyer in accordance with the provisions of Section 9.1(a).

     10.4 Tax Contests. (a) Each Parent Company and its duly appointed representatives shall have the sole right to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund with respect to Pre-Closing Periods, including, for purposes of this Section 10.4(a), the entire taxable period (whether or not occurring on, before or after the Closing Date) with respect to any asserted Tax deficiencies that would increase the tax for which Seller is liable as to Straddling Returns. Each party hereto shall within 14 days after it has knowledge of the assertion or commencement thereof notify the other party of the written assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit (any of which may be hereinafter referred to as a "Tax Contest") with respect to any Pre-Closing Periods (but only if such Tax Contest would affect the Tax liability of the other party), and shall provide the other party with copies (subject to deletion of unrelated information) of all correspondence relating to such Tax Contest. The costs of such Tax Contest shall be borne by Seller.

          (b) Buyer and its duly appointed representatives shall have the sole right and the obligation to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund with respect to Post-Closing Periods. Each party hereto shall within 14 days after it has knowledge thereof notify the other party of the written assertion or the commencement of a Tax Contest with respect to any Post-Closing Periods (but only if such Tax Contest would affect the Tax liability of the other party), and shall provide the other party with copies (subject to deletion of unrelated information) of all correspondence relating to such Contest. The costs of such Tax Contest shall be borne by Buyer.

     10.5 Refunds, Tax Credits. To the extent that Buyer receives a refund of, or an offset with respect to, Taxes or a Tax credit arising from or with respect to the Pre-Closing Periods, Buyer shall pay to or reimburse, or shall cause the Companies or the Subsidiaries, as applicable, to pay to or reimburse, Parent Companies for the amount of any such Tax refund or credit received net of any Taxes payable by Buyer, the Companies or the Subsidiaries on such Tax refund or credit. To the extent that a Parent Company receives a refund of, or an offset with respect to, Taxes or a Tax credit arising from or with respect to any of the Post-Closing Periods, such Parent Company shall reimburse Buyer, the Companies and the Subsidiaries for the amount of any such Tax refund or credit received net of any Taxes payable by such Parent Company on such Tax refund or credit. This provision does not apply to any tax benefit that Buyer may realize through the utilization of any net operating loss or tax credit carryovers of the Companies or the Subsidiaries arising from any pre-closing period.

     10.6 Cooperation. After the Closing Date, Buyer, on the one hand, and Parent Companies, on the other hand, shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of the Companies and the Subsidiaries and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

     10.7  Indemnification for Post-Closing Transactions.   Buyer agrees to
indemnify each Parent Company for any additional Tax owed by such Parent Company (including Taxes owed by such Parent Company due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Shares.

     10.8 Tax information for employees. CMHC and Buyer agree to follow the Standard Procedure specified in Rev. Proc. 84-77, 1984-2 C.B 753, whereby, among other things, each will be responsible for the reporting duties with respect to its own payment of wages and compensation to employees. Buyer will provide Seller and CMHC with access to all information necessary or desirable to comply with the foregoing.

                                  ARTICLE 11

                                 MISCELLANEOUS

     11.1 Transfer of Assets and Liabilities to Terex. Notwithstanding anything to the contrary herein contained, between the date hereof and the Closing Date, Sellers and Terex shall have the right, exercisable in their sole discretion, to transfer all or any portion of the CMHC Assets, the CMHC Liabilities and/or the Shares from a Seller to Terex, whether by merger, dividend, distribution, sale or otherwise. In the event of such transfer, all references herein to Sellers shall include Terex and Terex shall be responsible for, and shall perform, all obligations of the Sellers under this Agreement with respect to the transferred assets and liabilities.

     11.2 Entire Agreement. This Agreement, the Schedules hereto and the Confidentiality Agreement and any documents delivered by the parties in connection with this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

     11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each Seller and Buyer hereby irrevocably and unconditionally consents to submit to the jurisdiction of any federal, state or county court sitting in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim that such litigation brought in any New York Courts has been brought in an inconvenient forum. Each Seller and Buyer agrees that service of process or notice in any action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt postage requested, prepared to the address set forth in Section 11.6.

     11.4 Bulk Transfer Laws. Buyer hereby waives compliance by CMHC with the provisions of any so-called bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby. Sellers and Terex shall jointly and severally indemnify Buyer and its affiliates (including the Companies and the Subsidiaries) and hold them harmless from and against any Losses incurred or suffered by any of them by reason of Buyer's waiver of compliance with the provisions of any such so-called bulk transfer laws; provided, however, that the foregoing shall in no way affect or limit Buyer obligations with respect to the CMHC

Liabilities to be assumed by Buyer pursuant to the terms of this Agreement.

     11.5 Schedules; Tables of Contents and Headings. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent that it should have been disclosed on such other Schedules, but shall expressly not be deemed to constitute an admission by Sellers or to otherwise imply that any such matter is material for the purposes of this Agreement. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered if by hand or overnight courier, (ii) three days after mailing by first-class registered mail, return receipt requested, postage prepaid, or (iii) when telecopied, provided that concurrently therewith a copy is mailed by first-class registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

          If to any Seller or to Terex to:

               Terex Corporation
               500 Post Road East
               Westport, Connecticut  06880
               Attention: Marvin B. Rosenberg, Esq.
                          Senior Vice President, Secretary
                          and General Counsel
               Fax No.:   (203) 227-1647

          With a copy to:

               Robinson Silverman Pearce
                Aronsohn & Berman LLP
               1290 Avenue of the Americas
               New York, New York  10104
               Attention: Stuart A. Gordon, Esq.
               Fax No.:   (212) 541-1360

          If to Buyer, to:

               CMHC Acquisition Corporation
               c/o Citicorp Venture Capital Ltd.
               399 Park Avenue
               New York, New York  10043
               Attention: Michael A. Delaney
               Fax No.:  (212) 888-2940

          With a copy to:

               Dechert Price & Rhoads
               4000 Bell Atlantic Tower
               1717 Arch Street
               Philadelphia, Pennsylvania 19102
               Attention: G. Daniel O'Donnell, Esq.
               Fax No.:   (215) 994-3197

     11.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.8 Extension; Waiver. The parties may: (a) extend the time for performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations or warranties contained herein and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if in a writing executed by the party against whom such extension or waiver is sought to be enforced.

     11.9 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign some or all of its rights under this Agreement to one or more persons that it controls, is controlled by or is under common control with ("Assignee"), provided that notwithstanding such assignment, (i) Buyer shall remain fully liable for the performance of all of its obligations under this Agreement and (ii) each such Assignee shall be deemed to be a "Buyer" for all purposes under this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever used in this Agreement, "to the knowledge of Terex and Sellers" (or words of similar import, whether expressed in the positive or negative) shall mean only the actual knowledge, after reasonable inquiry, of those persons who are listed on Schedule 11.9.

     11.11 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

     11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.





                          (Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                              TEREX CORPORATION


                              By: /s/
                                 ----------------------------
                                  Name:  David J. Langevin
                                  Title: Executive Vice President

                              CMH ACQUISITION CORP.


                              By: /s/
                                 ----------------------------
                                  Name:  David J. Langevin
                                  Title: Vice President

                              CMH ACQUISITION INTERNATIONAL CORP.


                              By: /s/
                                 ----------------------------
                                  Name:  David J. Langevin
                                  Title: Vice President

                              CLARK MATERIAL HANDLING COMPANY


                              By: /s/
                                 ----------------------------
                                  Name:  David J. Langevin
                                  Title: Vice President

                              CLARK MATERIAL HANDLING   INTERNATIONAL, INC.


                              By: /s/
                                 ----------------------------
                                  Name:  David J. Langevin
                                  Title: Vice President

                              CMHC ACQUISITION CORPORATION


                              By: /s/
                                 ----------------------------
                                  Name:  Dr. Martin M. Dorio
                                  Title: President and Chief
                                         Executive Officer

                         Exhibits and Schedules Omitted